UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

United Parcel Service, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

55 Glenlake Parkway, N.E., Atlanta, Georgia 30328

Notice of Annual Meeting of Shareowners

May 5, 2011

To our Shareowners:

United Parcel Service, Inc.’s annual meeting of shareowners will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 5, 2011, at 8:00 a.m. The purposes of the meeting are:

1.   To elect 11 directors nominated by the board of directors and named in the proxy statement to serve until our 2012 annual meeting of shareowners;

2.   To conduct an advisory vote on executive compensation, often referred to as a “say on pay”;

3.   To conduct an advisory vote on the frequency of future advisory votes on executive compensation, often referred to as a “say when on pay”;

4.   To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2011; and

5.   To transact any other business as may properly come before the meeting.

Our board of directors has fixed the close of business on March 7, 2011 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to shareowners over the Internet. We believe that this e-proxy process expedites shareowners’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 14, 2011, we began mailing to certain shareowners a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2011 proxy statement and annual report and vote online. All other shareowners will receive the proxy statement and annual report by mail.

Teri P. McClure
Secretary

Atlanta, Georgia
March 14, 2011

Your vote is important. Please vote as soon as possible by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be Held on May 5, 2011: The proxy statement and annual report are available at www.proxyvote.com.

55 Glenlake Parkway, N.E., Atlanta, Georgia 30328

PROXY STATEMENT
FOR THE
2011 ANNUAL MEETING OF SHAREOWNERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of shareowners, which will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 5, 2011, at 8:00 a.m. On March 14, 2011, we began mailing to shareowners of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card.

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you to vote at our annual meeting of shareowners. It also gives you information on these issues so that you can make an informed decision.

Our board of directors has made this proxy statement and proxy card available to you on the Internet because you own shares of United Parcel Service, Inc. common stock, in addition to delivering printed versions of this proxy statement and proxy card to certain shareowners by mail.

When you vote by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning the proxy card, you appoint D. Scott Davis and Teri P. McClure as your representatives at the annual meeting. They will vote your shares at the annual meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our shareowners by delivering a Notice in the mail. We are sending the Notice to certain record shareowners. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.

Shareowners who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet at www.proxyvote.com.

Who is entitled to vote?

Holders of our class A common stock and our class B common stock at the close of business on March 7, 2011 are entitled to vote. March 7, 2011 is referred to as the record date.

In accordance with Delaware law, a list of shareowners entitled to vote at the meeting will be available in electronic form at the place of the annual meeting on May 5, 2011 and will be accessible in electronic form for ten days prior to the meeting at our principal place of business, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, and at the offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware 19899, between the hours of 9:00 a.m. and 5:00 p.m.

To how many votes is each share of common stock entitled?

Holders of class A common stock are entitled to ten votes per share. Holders of class B common stock are entitled to one vote per share. On the record date, there were 251,122,472 shares of our class A common stock and 735,258,583 shares of our class B common stock outstanding and entitled to vote.

The voting rights of any shareowner or shareowners as a group, other than any of our employee benefit plans, who beneficially own shares representing more than 25% of our voting power are limited so that the shareowner or group may cast only one one-hundredth of a vote with respect to each vote in excess of 25% of the outstanding voting power.

How do I vote?

Shareowners of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Shareowners also may attend the meeting and vote in person. If you hold class B shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

•	You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 4, 2011. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 4, 2011. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the annual meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending written notice of revocation to our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328; or

•	voting in person at the annual meeting.

Attendance at the meeting will not by itself revoke a proxy.

How many votes do you need to hold the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business.

On what items am I voting?

You are being asked to vote on four items:

•	to elect 11 directors nominated by the board of directors and named in the proxy statement to serve until our 2012 annual meeting of shareowners;

•	to approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in this proxy statement;

•	to indicate your preference, on an advisory basis, as to whether future advisory votes on executive compensation should be held every one, two or three years; and

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2011.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote in the election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, you may:

•	vote FOR the 11 nominees for director;

•	vote AGAINST the 11 nominees for director;

•	vote FOR certain of the nominees for director and AGAINST the certain nominees for director; or

•	ABSTAIN from voting on one or more of the nominees for director.

In 2010, the UPS Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the UPS Amended and Restated Bylaws (the “Bylaws”) were amended to provide for majority voting in uncontested director elections. At this annual meeting, a nominee will only be elected if the number of votes cast “for” the nominee’s election is greater than the number of votes cast “against” that nominee. Abstentions are not considered votes cast “for” or “against” the nominee under a majority voting standard.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board may either:

•	reduce the number of directors that serve on the board, or

•	designate a substitute nominee.

If the board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I vote on the proposal to approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in this proxy statement, and how many votes must this proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of executive compensation;

•	vote AGAINST the approval, on an advisory basis, of executive compensation; or

•	ABSTAIN from voting on the proposal.

In order to pass, the proposal must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

How may I vote on the proposal to indicate, on an advisory basis, my preference for the frequency of future advisory votes on executive compensation?

With respect this proposal, you may vote to indicate your preference as follows:

•	an advisory vote on executive compensation every THREE years;

•	an advisory vote on executive compensation every TWO years;

•	an advisory vote on executive compensation every ONE year; or

•	ABSTAIN from voting on the proposal.

Unlike the other proposals you are voting on, there is no threshold vote that must be obtained for this proposal to “pass”. Rather, the board will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on executive compensation.

How may I vote for the proposal to ratify the appointment of our independent registered public accountants, and how many votes must this proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the ratification of the accountants;

•	vote AGAINST the ratification of the accountants; or

•	ABSTAIN from voting on the proposal.

In order to pass, the proposal must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

How does the board of directors recommend that I vote?

The board recommends that you vote as follows:

•	FOR all 11 director nominees;

•	FOR the approval, on an advisory basis, of executive compensation;

•	for an advisory vote on executive compensation every THREE years; and

•	FOR the ratification of the appointment of our independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted as follows:

•	FOR all 11 director nominees;

•	FOR the approval, on an advisory basis, of executive compensation;

•	for an advisory vote on executive compensation every THREE years; and

•	FOR the ratification of the appointment of our independent registered public accountants.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If you own class A shares and you do not vote by using the Internet, by telephone or (if you received a proxy card by mail) by signing and returning your proxy card, then your class A shares will not be voted and will not count in deciding the matters presented for shareowner consideration at the annual meeting. If your class A shares are held pursuant to The UPS Stock Fund in the UPS Savings Plan and you do not vote by using the Internet, by telephone or by signing and returning your proxy card, the trustee will vote your shares for each proposal in the same proportion as the shares held pursuant to that plan for which voting instructions were received.

If your class B shares are held in street name through a bank or broker, your bank or broker may vote your class B shares under certain limited circumstances if you do not provide voting instructions before the annual meeting, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to this proposal, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The remaining proposals are not considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the annual meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

What do I need to show to attend the annual meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of United Parcel Service, Inc. common stock as of March 7, 2011) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the annual meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

Can I receive future proxy materials and annual reports electronically?

Yes. This proxy statement and the 2010 Annual Report to Shareowners are available on our investor relations website located at www.investors.ups.com. Instead of receiving paper copies in the mail, shareowners can elect to receive an email that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business and will reduce the environmental impact of our annual meetings, and will give you an automatic link to the proxy voting site.

If you are a shareowner of record and wish to enroll in the electronic proxy delivery service for future meetings, you may do so by going to www.icsdelivery.com/ups and following the prompts.

ELECTION OF DIRECTORS
(Proposal No. 1)

There are 11 nominees to our board of directors this year. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected. Ten of the nominees have served as directors since our last annual meeting. One of the nominees, Clark T. Randt, Jr., was appointed to the board in August 2010. He was recommended as a candidate for director by our Chief Executive Officer.

Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and board in determining that the nominee should serve as a director appears below. For additional information about how we identify and evaluate nominees for director, see “Selecting Nominees for Director”.

The board of directors recommends a vote FOR the election
to the board of each of the following nominees.

F. Duane Ackerman           Age 68            Director since 2007
Retired Chairman and Chief Executive Officer, BellSouth Corporation

Duane has been Retired Chairman and Chief Executive Officer of BellSouth Corporation, a communication services company, since 2007. He previously served as Chairman and Chief Executive Officer of BellSouth Corporation from 2005 through 2006 and as Chairman, President and Chief Executive Officer from 1998 until 2005. He is also a director at Allstate Corporation and The Home Depot, Inc.

Duane brings to the Board, among other skills and qualifications, many years of experience as Chairman and Chief Executive Officer of BellSouth, one of the world’s largest communications companies. In that leadership role, he gained broad experience in managing a large, complex, labor-intensive business, including experience with collective bargaining arrangements. He also gained knowledge in operations and communications technology, and worked in a corporate culture in which employees, who often spend their entire career with the company, are encouraged to develop their skills through jobs with increasing responsibility. Duane also brings the experience of serving as a director of other large, complex public companies.

Michael J. Burns           Age 59            Director since 2005
Former Chairman, Chief Executive Officer and President, Dana Corporation

Michael was the Chairman, Chief Executive Officer and President of Dana Corporation until February 2008. He joined Dana Corporation in March 2004 after 34 years with General Motors Corporation. Michael had served as President of General Motors Europe since 1998.

Michael brings to the Board, among his other skills and qualifications, years of senior leadership experience in managing two large, complex businesses, General Motors Europe and Dana Corporation. As Chairman and Chief Executive Officer of Dana Corporation, he gained experience leading an international organization that operated in the highly competitive vehicle component industry. As President of General Motors Europe he gained experience leading a large regional sector of General Motors that included design, engineering, manufacturing, and sales and distribution for its automotive brands in Europe as well as export to other regions of the world. During his career with General Motors, he served in ever increasing leadership responsibilities that included international assignments in Asia and Europe spanning nine years. Michael also brings deep knowledge of technology and the supply of components and services to major vehicle manufacturers in the global automotive, commercial vehicle and off-highway markets.

D. Scott Davis           Age 59            Director since 2006
UPS Chairman and Chief Executive Officer

Scott earned a bachelor’s degree in finance from Portland State University and completed the Advanced Management Program at the Wharton School of Business. He joined UPS in 1986 when the company acquired an Oregon technology company, II Morrow, where he had served as the chief financial officer and then chief executive officer. From 1991 to 1998, Scott held positions of increasing responsibility as treasury manager, financial reports and plans manager and accounting manager. From late 1998 to early 2000, he served as chief executive officer of Overseas Partners, Ltd., a Bermuda reinsurance company. Scott rejoined UPS as its vice president of finance in 2000. He joined the UPS Management Committee and assumed the role of Chief Financial Officer in 2001. In 2006, Scott was also appointed Vice Chairman. Scott became Chairman and Chief Executive Officer on January 1, 2008. He serves as a director of Honeywell International Inc. and was chairman of the board of the Federal Reserve Bank of Atlanta in 2009. He is presently a member of the President’s Export Council. Scott is also a trustee of the Annie E. Casey Foundation, the world’s largest philanthropic foundation dedicated to helping disadvantaged children.

Scott brings to the Board, among other skills and qualifications, a unique understanding of our strategies and operations through his over 20 years of service to our Company, a complex, global business enterprise with a large, labor-intensive workforce. He has experience both as a Chairman and Chief Executive Officer and as a Chief Financial Officer, and significant experience in financial management. His tenure as Chairman of the Board of the Federal Reserve Bank of Atlanta also brings valuable financial experience. In addition, Scott has experience serving as a director of Honeywell, a large, global business. As described under “Board Leadership and Risk Oversight,” our Corporate Governance Guidelines call for our chief executive officer to serve as chairman.

Stuart E. Eizenstat           Age 68            Director since 2005
Partner, Covington & Burling LLP

Stuart has been a partner of Covington & Burling LLP in Washington, D.C. since 2001, and heads the law firm’s international practice. He served as Deputy Secretary of the United States Department of the Treasury from July 1999 to January 2001. He was Under Secretary of State for Economic, Business and Agricultural Affairs from 1997 to 1999. Stuart served as Under Secretary of Commerce for International Trade from 1996 to 1997 and was Ambassador to the European Union from 1993 to 1996. From 1977 to 1981 he was Chief Domestic Policy Advisor in the White House to President Carter. He is a trustee of BlackRock Funds, a member of the board of directors of the Chicago Climate Exchange, Alcatel-Lucent and Globe Specialty Metals, chairs the International Advisory Council of The Coca-Cola Company, and serves on the International Advisory Board of GML Ltd., Veracity Worldwide and Office of Cherifien de Phosphates. He has received seven honorary doctorate degrees and awards from the United States, French, German, Austrian, Belgian and Israeli governments. He was selected as the best international trade lawyer in Washington, D.C. in 2007 by Legal Times. He is the author of “Imperfect Justice: Looted Assets, Slave Labor, and the Unfinished Business of World War II.”

Stuart brings to the Board, among other skills and qualifications, experience in international trade and global economic matters as a result of a decade and a half of service at senior levels of several U.S. administrations, where among other responsibilities, he was charged with advising on international economic policy, promoting U.S. exports, assisting American business efforts abroad, enforcing laws against unfair trade practices and developing trade policy. He has also served as an advisor on international matters to large, multi-national corporations. He brings the experience of leading the international practice of a major law firm. Stuart also brings insight on environmental issues through his service as a director of the Chicago Climate Exchange.

Michael L. Eskew           Age 61            Director since 1998
Former UPS Chairman and Chief Executive Officer

Mike joined UPS in 1972, after he received a bachelor of science degree in industrial engineering from Purdue University. He also completed the Advanced Management Program at the Wharton School of Business. In 1994, Mike was named UPS’s Corporate Vice President for Industrial Engineering. Two years later he became Group Vice President for Engineering. He was appointed Executive Vice President in 1999 and Vice Chairman in 2000. In January 2002, he became Chairman and Chief Executive Officer. In January 2008, Mike retired as Chairman and Chief Executive Officer. Mike is a trustee of the Annie E. Casey Foundation. Mike also is a director of 3M Company, International Business Machines Corporation and Eli Lilly and Company.

Mike brings to the Board, among other skills and qualifications, his significant knowledge and understanding of our business and operations, acquired through his over 35 years of experience with our Company, a complex, global business enterprise with a large, labor-intensive workforce. He has experience as the former Chairman and Chief Executive Officer of our Company, as well as experience in engineering, operations and labor issues. He brings great insight into our corporate culture in which our employees are encouraged to develop to their greatest potential throughout their career with us. Mike also has experience serving as a director of a number of other large public companies with complex global operations.

William R. Johnson           Age 62            Director since 2009
Chairman, President and Chief Executive Officer of H. J. Heinz Company

Bill has been Chairman, President and Chief Executive Officer of the H. J. Heinz Company, a global packaged foods manufacturer, since 2000. He became President and Chief Operating Officer of Heinz in June 1996, and assumed the position of President and Chief Executive Officer in April 1998. He was named Chairman, President and Chief Executive Officer in September 2000. Bill also serves on Emerson Electric Company’s board of directors.

Bill brings to the Board, among other skills and qualifications, experience as the current Chairman and Chief Executive Officer of H. J. Heinz, a corporation with significant international operations and a large, labor-intensive workforce. He also gained deep experience in operations, marketing, brand development and logistics through his service to H. J. Heinz. Bill’s experience also includes service as a director of other public companies.

Ann M. Livermore           Age 52            Director since 1997
Executive Vice President, Hewlett-Packard Company

Ann is Executive Vice President of the HP Enterprise Business, an approximately $57 billion business that encompasses storage, servers, networking, software and services (2010 revenue). The products and services from this organization serve business and public sector customers of all sizes in more than 170 countries. For more than two decades, Ann has been involved with building solutions to help HP customers manage and transform their technology environments to optimize business outcomes. Ann joined HP in 1982 and has held a variety of management positions in marketing, sales, research and development, and business management before being elected a corporate vice president in 1995. Ann holds a bachelor’s degree in economics from the University of North Carolina at Chapel Hill and a master’s degree in business administration from Stanford University.

Ann brings to the Board, among other skills and qualifications, extensive experience in senior leadership positions at HP, the world’s largest information technology company, a complex global business organization with a large workforce. Through her over 25 years at HP, she has gained knowledge and experience in the areas of technology, marketing, sales, research and development and business management. Ann brings the experience of working in a corporate culture in which employees are encouraged to develop and grow throughout their career.

Rudy H.P. Markham           Age 65            Director since 2007
Retired Financial Director, Unilever PLC and Unilever NV

Rudy was the Financial Director of Unilever from August 2000 through May 2007. He joined Unilever in 1968 and from 1989-1998 was based in East Asia where he held a series of increasing responsibilities, ultimately serving as Business Group President North East Asia based in Singapore. Rudy joined the Board of Unilever as Strategy and Technology Director, became a member of its Executive Committee in May 1998 and was subsequently appointed as Financial Director. In May 2007 he retired from the Board of Unilever and on October 31, 2007 he retired as CFO. Rudy studied at Christ’s College, Cambridge, where he gained a Masters Degree in Natural Sciences. He is a fellow of the Chartered Institute of Management Accountants and of the Association of Corporate Treasurers. He also is a Non-executive Director of Legal & General Group PLC, AstraZeneca PLC and Standard Chartered PLC, where he serves as Chairman of its Audit & Risk Committee. As of February 2011, he is a member of the supervisory board of CSM, N.V. Rudy is also a Non-executive Director of the Financial Reporting Council and Non-executive Chairman of Moorfields Eye Hospital, both of which are UK-registered institutions. In November 2009, Rudy was appointed a member of the Leverhulme Trust Board, a UK charitable foundation, and in January 2010, Rudy joined the operating board of the British Foreign and Commonwealth Office.

Rudy brings to the Board, among other skills and qualifications, significant experience in finance, technology and international operations that he gained through his almost 40 years of service at Unilever, one of the world’s largest consumer goods companies, with a large, global workforce. He served in a number of finance positions, including as Chief Financial Officer, and has a unique insight into operations based in Asia. Rudy’s experience also includes service as a director of other Europe-based global public companies.

Clark T. “Sandy” Randt, Jr.           Age 64            Director since 2010
President of Randt & Co. LLC.

Sandy has been the president of Randt & Co. LLC, a company that advises firms with interests in China, since 2009. He is a former U.S. ambassador to the People’s Republic of China, where he served from July 2001 until January 2009. From 1994 through 2002, he was a partner resident in the Hong Kong office of Shearman & Sterling, a major international law firm, where he headed the firm’s China practice. From 1982 through 1984, Sandy served as First Secretary and Commercial Attaché at the U.S. Embassy in Beijing. In 1974, he was the China representative of the National Council for United States-China Trade, and from 1968 to 1972, he served in the U.S. Air Force Security Service. Sandy graduated from Yale University with a B.A. in 1968 and received his law degree from the University of Michigan in 1975. He also attended Harvard Law School where he was awarded the East Asia Legal Studies Traveling Fellowship to China. Sandy is a member of the New York bar association and the Council on Foreign Relations. He is a former governor and first vice president of the American Chamber of Commerce in Hong Kong. Sandy also serves on the board of Valmont Industries, Inc.

Sandy brings to the board, among other skills and qualifications, experience in Asia and in facilitating business throughout Asia. He is recognized as one of America’s foremost authorities on China, and has more than 30 years of direct experience in Asia. He brings to the board experience in diplomacy and international trade gained through his years of service as a U.S. ambassador to the People’s Republic of China and in other positions at the U.S. Embassy in Beijing, as well as his service to the National Council for United States-China Trade. He has also served as an advisor on international matters to large, multi-national corporations, and brings the experience of leading the China practice of a major international law firm.

John W. Thompson           Age 61            Director since 2000
Chief Executive Officer, Virtual Instruments Corporation and Chairman of the Board, Symantec Corporation

John has been Chief Executive Officer of Virtual Instruments Corporation, a storage network and virtual optimization solutions company, since May 2010. He also serves as Chairman of the Board of Symantec Corporation, the world leader in information security and availability solutions. Until his retirement as Chief Executive Officer in 2009, John served as Chairman and Chief Executive Officer of Symantec, since April 1999. Prior to joining Symantec, he held a variety of senior leadership positions at International Business Machines Corporation, including General Manager of IBM Americas, and was a member of IBM’s Worldwide Management Council. John is a director of Seagate Technology. He currently serves on the President’s National Infrastructure Advisory Council and the Board of Advisors for Teach for America.

John brings to the Board, among other skills and qualifications, his experience as Chairman and Chief Executive Officer of Symantec, one of the world’s largest software companies and the world’s largest maker of security software, as well as in senior leadership positions at IBM and Virtual Instruments. Through his experiences at Symantec, IBM and Virtual Instruments, he has gained deep knowledge in the areas of sales, marketing, technology and operations, including managing a large workforce and overseeing international business operations. John’s experience also includes service as a director of other large public companies.

Carol B. Tomé           Age 54            Director since 2003
Chief Financial Officer and Executive Vice President  — Corporate Services, The Home Depot, Inc.

Carol has been Executive Vice President and Chief Financial Officer of The Home Depot, Inc., the world’s largest home improvement specialty retailer and the fourth largest retailer in the United States, since May 2001. In January 2007 Carol assumed the additional role of Executive Vice President — Corporate Services. Prior to that, she had been Senior Vice President — Finance and Accounting/Treasurer since February 2000. From 1995 until 2000, she served as Vice President and Treasurer. A native of Jackson, Wyoming, Carol holds a B.S. in Communication from the University of Wyoming and an M.B.A. in Finance from the University of Denver. She is an active volunteer, including serving as a member of The Committee of 200 and a member of the Atlanta Botanical Garden board. In January 2008, Carol joined the board of the Federal Reserve Bank of Atlanta and serves as chair of the board.

Carol brings to the Board, among other skills and qualifications, extensive experience in corporate finance throughout her career at Home Depot, the fourth largest retailer in the United States and the world’s largest home improvement specialty retailer. She brings the experience of currently serving as chief financial officer of a complex, multi-national business with a large, labor-intensive workforce. Carol’s role as chair of the board of the Federal Reserve Bank of Atlanta also brings a valuable financial experience.

Majority Voting for Directors and Director Resignation Policy

In 2010, our Certificate of Incorporation and Bylaws were amended to provide for majority voting in uncontested director elections. Under the majority voting standard, directors are elected by a majority of the votes cast, which means that the number of shares voted for a director must exceed the number of shares voted against that director.

Under our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee has established procedures for any director who is not elected to tender his or her offer to resign. Upon receiving the director’s offer to resign, the Nominating and Corporate Governance Committee will recommend to the board whether to accept or reject the offer to resign, or whether other action should be taken. In determining whether or not to recommend that the board accept any resignation offer, the Nominating and Corporate Governance Committee may consider all factors believed relevant by the Committee’s members. If a majority of the members of the Nominating and Corporate Governance Committee were required to tender their offers of resignation as provided above, the independent directors on the board who were not required to tender their offers of resignation will act as a committee to consider the offers and recommend to the board whether or not to accept them.

The board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the election results. In deciding whether or not to accept the offer to resign as well as, if applicable, the effective date of the board’s acceptance of the offer to resign and any other conditions, the board will consider the factors considered by the Nominating and Corporate Governance Committee and any additional information and factors that the board believes to be relevant. Any director who offers to resign is expected to recuse himself or herself from the board vote unless the number of independent directors who were successful incumbents is fewer than three. Thereafter, the board will promptly publicly disclose its decision regarding any offer to resign (including the reason(s) for rejecting the resignation offer, if applicable). If the board determines to accept a director’s offer to resign pursuant to this process, the Nominating and Corporate Governance Committee will recommend to the board and the board will thereafter determine whether and when to fill such vacancy or reduce the size of the board.

Selecting Nominees for Director

Our board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and recommending to the board nominees for director. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, in evaluating director candidates, considers factors such as personal character, values and disciplines, ethical standards, diversity, other outside commitments, professional background and skills, all in the context of an assessment of the needs of the board at the time. In addition, each director candidate is expected to ensure that other existing and planned future commitments will not materially interfere with his or her responsibilities as a director.

The Nominating and Corporate Governance Committee’s objective is to maintain a board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. For each of the nominees to the board, the biographies shown above highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director of the Company. The Nominating and Corporate Governance Committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in experience and skills relevant to the board’s performance of its responsibilities in the oversight of a complex global business.

The Nominating and Corporate Governance Committee is responsible for recommending nominees for election to the board at each annual meeting of shareowners and for identifying one or more candidates to fill any vacancies that may occur on the board. Under our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee may use a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the board, and shareowner recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, interviews with the committee as a whole, one or more members of the committee, or one or more other board members, and discussions of the committee and the full board. The Committee then recommends candidates to the full board, with the full board selecting the candidates to be nominated for election by the shareowners or to be elected by the board to fill a vacancy.

The Nominating and Corporate Governance Committee will consider director candidates proposed by shareowners on the same basis as recommendations from other sources. Any shareowner who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board of directors. Our Bylaws set forth the requirements for direct nomination by a shareowner of persons for election to the board of directors. These requirements are described under “Other Business” at the end of this proxy statement.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our board of directors held five meetings during 2010. Each of our directors attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member. It is the board’s policy that our directors attend the annual meeting. All but one of the directors who were serving on the board at our 2010 annual meeting attended the meeting.

Director Independence

Our Corporate Governance Guidelines include categorical standards adopted by the board to determine director independence that meet the listing standards set forth by the NYSE. Our Corporate Governance Guidelines are available on the governance section of our investor relations website at www.investors.ups.com.

Pursuant to the Corporate Governance Guidelines, the board undertook its annual review of director independence in February 2011. As part of this review, the board considered whether there were any relationships between each director or any member of his or her immediate family and UPS. The board also examined whether there were any relationships between an organization of which a director is a partner, shareholder or executive officer and UPS. The purpose of this review was to determine whether any such relationships were inconsistent with a determination that a director is independent. The board also evaluated the categorical standards that form a part of our Corporate Governance Guidelines.

As a result of this review, the board affirmatively determined that the following directors are independent directors: Duane Ackerman, Michael Burns, Stuart Eizenstat, Bill Johnson, Ann Livermore, Rudy Markham, Sandy Randt, John Thompson and Carol Tomé. Accordingly, nine of our 11 directors are independent, and all directors on the following committees are independent:

•	Audit Committee;

•	Compensation Committee; and

•	Nominating and Corporate Governance Committee.

In determining the independence of Stuart Eizenstat, Bill Johnson, Ann Livermore, John Thompson and Carol Tomé, our board considered ordinary course relationships between UPS and the companies that employed these directors during 2010.

Other Information Regarding Directors

Michael Burns is the former Chairman, Chief Executive Officer and President of Dana Corporation. Dana Corporation filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on March 3, 2006. On January 31, 2008, Dana Corporation emerged from Chapter 11.

Executive Sessions of our Non-Management Directors

Our non-management directors hold executive sessions without management present as frequently as they deem appropriate. The presiding director for these meetings rotates among the chairpersons of the independent board committees, currently the Audit, Compensation and Nominating and Corporate Governance Committees. The presiding director determines the agenda for the session and, after the session, acts as a liaison between the non-management directors and the Chairman and Chief Executive Officer. The presiding director may invite the Chairman and Chief Executive Officer to join the session for certain discussions, as he or she deems appropriate. If the non-management directors include in the executive sessions any directors who are not independent directors, then at least once a year there will be an executive session including only the independent directors.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board will include a majority of independent directors, and the Guidelines and our Bylaws provide that our CEO will serve as Chairman of the Board. Accordingly, Scott Davis has served as Chairman of the Board since he was appointed CEO on January 1, 2008. Having our CEO serve as Chairman of the Board is consistent with the historical practice of UPS, as all nine of our previous Chief Executive Officers have also served as Chairman of the Board.

As described above under “Director Independence,” nine of our 11 directors are independent. In addition, all of the directors on each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors. Each of these committees is led by a committee chair who sets the agenda for the committee and reports to the full board on the committee’s work. We do not have a lead director, but our Corporate Governance Guidelines provide that our non-management directors will meet in executive session without management present as frequently as they deem appropriate, typically at the time of each regular board meeting. The chairs of the independent board committees rotate as presiding director, and the presiding director acts as a liaison between the non-management directors and the Chairman and CEO in connection with each regular meeting.

Our company has employed this leadership structure of having a combined Chairman and Chief Executive Officer for many years, and we believe that this leadership structure has been effective for the Company. We believe that having a combined Chairman and Chief Executive Officer, a board with a majority of independent directors who meet regularly in executive session, and independent chairs for the board’s Audit, Compensation, and Nominating and Corporate Governance committees provides the best form of leadership for the Company and its shareowners. We have a single leader for our Company and he is seen by our employees, customers, business partners, shareowners and other stakeholders as providing strong leadership for the Company, in our industry and in the communities in which we operate.

Board’s Role in Risk Oversight

Our board is responsible for overseeing our risk management. Under its charter, the Audit Committee is responsible for discussing with management policies with respect to financial risk assessment and enterprise risk management, including guidelines to govern the process by which major financial and accounting risk assessment and management is undertaken by the Company. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. In addition to the committees’ work in overseeing risk management, our full board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the board receives reports on risk management from senior officers of the Company and from the committee chairs. The board reviews periodic assessments from the Company’s ongoing enterprise risk management process that are designed to identify potential events that may affect the achievement of the Company’s objectives.

The Company’s Senior Vice President of Legal, Compliance and Public Affairs, General Counsel and Corporate Secretary reports directly to our Chairman and Chief Executive Officer, providing him with visibility to the Company’s risk profile. The head of the Company’s compliance and internal audit functions regularly reports to the Audit Committee, and each of the General Counsel and the compliance and internal audit department manager have regularly scheduled private sessions with the Audit Committee. The board of directors believes that the work undertaken by the committees of the board, together with the work of the full board of directors and the Chairman and Chief Executive Officer, enables the board of directors to effectively oversee the Company’s risk management function.

We believe that our leadership structure, as described above, supports the risk oversight function of the board. While we have a combined CEO and Chairman of the Board, strong independent directors chair the various committees involved with risk oversight and there is open communication between management and directors with respect to risk oversight.

Corporate Governance

Our Corporate Governance Guidelines are available on the governance section of our investor relations website at www.investors.ups.com. The charters for each of the Audit, Compensation and Nominating and Corporate Governance Committees also are available on our investor relations website.

We have a long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct is applicable to all the representatives of our enterprise, including our executive officers and all other employees and agents of our company and our subsidiary companies, as well as to our directors. A copy of our code is available on the governance section of the investor relations website.

Any shareowners or interested parties who wish to communicate directly with our board of directors, with our non-management directors as a group or with the presiding director of our non-management directors may do so by writing to the Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. Please specify to whom your letter should be directed. Once the communication is received and reviewed by the Corporate Secretary, it will be promptly forwarded to the addressee. Advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to our directors.

Committees of the Board of Directors

Our board of directors has four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The following table shows the current members of each committee.

Nominating
and
Corporate
Director	Audit	Compensation	Governance	Executive

F. Duane Ackerman		X	X*	X
Michael J. Burns	X
D. Scott Davis				X*
Stuart E. Eizenstat		X	X
Michael L. Eskew				X
William R. Johnson	X
Ann M. Livermore			X
Rudy H. P. Markham	X
Clark T. Randt, Jr.			X
John W. Thompson		X*
Carol B. Tomé	X*

X= current committee member; * = chair

Audit Committee.  The primary responsibilities of our Audit Committee include:

•	discharging the board’s responsibility relating to our accounting, reporting and financial practices,

•	general responsibility for overseeing our accounting and financial reporting processes,

•	overseeing the integrity of our financial statements, our systems of disclosure controls and internal controls and our compliance with legal and regulatory requirements,

•	overseeing the qualification and independence of our accountants and the performance of our internal audit function and independent accountants,

•	having sole authority to appoint and oversee a registered public accounting firm (as defined by applicable law) to serve as our independent accountants, including sole discretion to retain and terminate the independent accountants, and

•	discussing with management policies with respect to financial risk assessment and enterprise risk management.

In 2010, the Audit Committee held ten meetings. Each member of our Audit Committee meets the independence requirements of the NYSE and SEC rules and regulations, and each is financially literate. Our board has determined that Carol Tomé is an audit committee financial expert as defined by the SEC.

Compensation Committee.  The primary responsibilities of our Compensation Committee include:

•	discharging the board’s responsibilities with respect to compensation of our executive officers,

•	establishing corporate goals and objectives relevant to the compensation for our Chairman and CEO,

•	evaluating the CEO’s performance in light of these goals and objectives and establishing the total compensation for the CEO based on this evaluation,

•	reviewing and approving the compensation of other executive officers based upon all relevant information,

•	reviewing and approving awards to executive officers under our equity compensation plans,

•	overseeing the evaluation of risk associated with the Company’s total compensation strategy and compensation programs, and

•	exercising sole authority with respect to retention, compensation and termination of any outside consultants retained to advise the Compensation Committee.

In 2010, the Compensation Committee held seven meetings. Each member of our Compensation Committee meets the independence requirements of the NYSE and is an outside director under Section 162(m) of the Internal Revenue Code. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  The primary responsibilities of our Nominating and Corporate Governance Committee include:

•	receiving and considering recommendations from the CEO and others regarding succession at the CEO and other senior officer levels,

•	assisting the board in identifying and screening qualified candidates to serve as directors, including considering shareowner nominees,

•	recommending to the board candidates for election or reelection to the board or to fill vacancies on the board,

•	aiding in attracting qualified candidates to serve on the board, and

•	making recommendations to the board concerning corporate governance principles, including the structure, composition and functioning of the board and all board committees, the delegation of authority to management, board oversight of management actions and reporting duties of management.

In 2010, the Nominating and Corporate Governance Committee held four meetings. Each member of our Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

Executive Committee.  The Executive Committee may exercise all powers of the board of directors in the management of our business and affairs, except for those powers expressly reserved to the board under Delaware law or otherwise limited by the board of directors. In 2010, the Executive Committee held no meetings.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table describes the beneficial ownership of our common stock as of February 1, 2011 by:

•	our directors,

•	our Chief Executive Officer, Chief Financial Officer and three other executive officers who had the highest total compensation for 2010, calculated in accordance with SEC rules and regulations (the “Named Executive Officers”),

•	all of our directors and executive officers as a group, and

•	each shareowner known to us to beneficially own more than 5% of our class A or class B common stock.

				Additional Shares in
				which the Beneficial
				Owner Has or
	Number of Shares		Options	Participates in the
	Directly Owned(1)(2)		Exercisable	Voting or	Total Shares	Percent of
	Class A	Class B	within 60	Investment	Beneficially	Outstanding
Directors and Executive Officers	Shares	Shares	Days(3)	Power(4)	Owned	Shares(5)

David P. Abney	98,246	3,167	42,573	—	143,986	*
F. Duane Ackerman	2,039	—	—	—	2,039	*
David A. Barnes	106,774	—	19,896	—	126,670	*
Michael J. Burns	4,836	—	—	—	4,836	*
D. Scott Davis	129,006	—	80,585	6,386,742 (6)	6,596,333	*
Stuart E. Eizenstat	4,836	200	—	—	5,036	*
Michael L. Eskew	292,570	—	204,235	6,386,742 (6)	6,883,547	*
William R. Johnson	—	160	—	—	160	*
Kurt P. Kuehn	57,991	—	29,290	—	87,281	*
Ann M. Livermore	26,889	—	4,198	—	31,087	*
Rudy H.P. Markham	2,058	—	—	—	2,058	*
John J. McDevitt	86,128	—	21,659	—	107,787	*
Clark T. Randt, Jr.	—	—	—	—	—	*
John W. Thompson	7,561	18,546	4,198	—	30,305	*
Carol B. Tomé	5,124	2,936	2,864	—	10,924	*
Shares held by all directors and executive officers as a group (22 persons)	1,128,693	53,709	588,788	6,386,742 (7)	8,157,932	*
5% Holders of our Class B Common Stock
BlackRock Inc.(8)	—	42,383,626	—	—	42,383,626	4.28%

*	Less than 1%.

(1)	Includes shares for which the named person has sole voting or investment power or has shared voting or investment power with his or her spouse. Includes shares held by immediate family members as follows: Abney — 27,919; Barnes — 2,590; Eskew — 40,820; Kuehn — 3,226; McDevitt — 16,683; and all directors and executive officers as a group — 130,436. Each named individual disclaims all beneficial ownership of the shares held by immediate family members.

(2)	Includes shares pledged as of February 1, 2011 as follows: Abney — 39,590; Barnes — 32,657; Davis — 6,600; Kuehn — 52,652; McDevitt — 39,026; and all directors and executive officers as a group — 318,511.

(3)	Represents class A shares that may be acquired through stock options exercisable through April 2, 2011.

(4)	None of the individuals listed, nor members of their families, has any direct ownership rights in the shares listed. See footnotes 6 and 7.

(5)	Based on an aggregate of 989,948,004 shares of class A and class B common stock outstanding as of February 1, 2011. Assumes that all options exercisable through April 2, 2011 owned by the named individual are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(6)	Includes 6,210,484 class A shares and 176,258 class B shares owned by the Annie E. Casey Foundation, Inc., of which Scott Davis, Mike Eskew and one other executive officer not listed above and other persons constitute the corporate Board of Trustees.

(7)	Includes shares owned by the Annie E. Casey Foundation, Inc. Eliminates duplications in the reported number of shares arising from the fact that several directors and executive officers share in the voting power with respect to these shares.

(8)	According to a Schedule 13G/A filed with the SEC on February 9, 2011, BlackRock Inc. has sole voting and dispositive power with respect to 42,383,626 shares of our class B common stock. According to the Schedule 13G, BlackRock beneficially owned 5.81% of our class B common stock as of December 31, 2010. The business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

Additional Ownership

In addition to the beneficial ownership of our common stock shown above, our directors and executive officers also hold equity instruments that are not reported in the beneficial ownership table but represent additional financial interests that are subject to the same market risk as ownership of our common stock. The number of shares of stock to which these stock units are equivalent as of February 1, 2011 is as follows.

					Other
					Deferred
			Restricted	Stock Option	Compensation
	Restricted	Phantom	Performance	Deferral	Plan
	Stock Units	Stock Units	Units	Shares	Shares	Total

David P. Abney	24,259	—	26,437	15,488	—	66,184
F. Duane Ackerman	4,436	—	—	—	1,690	6,126
David A. Barnes	11,925	—	22,986	8,867	—	43,778
Michael J. Burns	4,436	—	—	—	3,839	8,275
D. Scott Davis	56,788	—	64,625	5,354	—	126,767
Stuart E. Eizenstat	4,436	—	—	—	—	4,436
Michael L. Eskew	6,119	—	45,700	50,765	—	102,584
William R. Johnson	5,244	—	—	—	—	5,244
Kurt P. Kuehn	13,228	—	22,986	12,529	—	48,743
Ann M. Livermore	4,436	1,983	—	—	—	6,419
Rudy H.P. Markham	4,436	—	—	—	—	4,436
John J. McDevitt	12,541	—	24,434	21,679	—	58,654
Clark T. Randt, Jr.	1,466	—	—	—	—	1,466
John W. Thompson	4,436	1,983	—	—	240	6,659
Carol B. Tomé	4,436	937	—	—	—	5,373

Restricted stock units (“RSUs”) are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. We grant RSUs to the Named Executive Officers under two programs, the Management Incentive Program and the Long-Term Incentive Performance Award Program, described in more detail in the “Compensation Discussion and Analysis.” We also grant RSUs to our non-employee directors, described in more detail in “Compensation of Directors.”

Phantom stock units are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. Dividends paid on UPS common stock are added to the director’s phantom stock unit balance. Upon termination of the individual’s service as a director, amounts represented by phantom stock units will be distributed in cash over a time period elected by the recipient.

Restricted performance units (“RPUs”) are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. We grant RPUs under the Long-Term Incentive Award Program, described in more detail in the “Compensation Discussion and Analysis”.

Stock option deferral shares are shares held for the individual in a rabbi trust within the UPS Deferred Compensation Plan. Each individual elected to defer the receipt of these shares rather than acquiring them directly upon the exercise of a stock option.

Other deferred compensation plan shares are amounts within the UPS Deferred Compensation Plan allocated to UPS common stock. These represent the non-employee directors’ deferred retainer fees that have been invested in UPS stock. See “Compensation of Directors” for more information.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis describes UPS’s executive compensation programs for 2010 and certain aspects of the programs for 2011. The focus of this section of the proxy is to explain how and why the Committee made its 2010 compensation decisions for the following Named Executive Officers, or NEOs:

D. Scott Davis	Chairman and Chief Executive Officer
David P. Abney	Senior Vice President and Chief Operating Officer
Kurt P. Kuehn	Senior Vice President and Chief Financial Officer
David A. Barnes	Senior Vice President and Chief Information Officer
John J. McDevitt	Senior Vice President, Global Transportation Services and Labor Relations

Executive Summary

Business Environment

As global markets experienced a subdued but steady recovery in 2010, UPS was well positioned to strengthen its standing as the leading enabler of commerce around the world. Throughout the year, we sought to expand our service offerings and maintain the high quality service and value our customers have come to expect from UPS, while continuing our efforts to effectively manage our costs. We continued to make strategic investments in global infrastructure, service alliances, technology and new products and services that will enable UPS to capitalize on opportunities as global markets continue to recover.

Superior execution and employee commitment across all business units enhanced our ability to provide solutions that create value for our customers. Revenue, operating profit and earnings per share markedly improved during 2010 as we managed our operations well, attracted and retained business and maintained focus on the long-term health of the Company, specifically:

•	We announced the transformation of U.S. small package — our largest business unit — to bring resources and decision-making closer to customers.

•	We achieved a 9.4% increase in our 2010 consolidated revenue.

•	Our 2010 consolidated diluted earnings per share increased by over 62%.

•	We continued to generate strong free cash flow in 2010.

•	Our 2010 total shareowner return was 30.3%.

•	We increased our dividend by more than 10% in February 2011, and have either increased or maintained our dividend every year for four decades.

•	We opened the second phase of our Worldport expansion ahead of schedule and under budget.

•	We announced new alliances with local service partners in Vietnam, Malaysia and Indonesia that will provide greater access to our broad portfolio of services and superior global network for customers in these important emerging markets.

•	We expedited international service by opening a new intra-Asia air hub in Shenzhen, China and a state-of-the-art facility at the Calgary International Airport.

•	We launched a new advertising campaign, “We Love Logistics,” to promote UPS’s ability to help companies of any size, industry or geography harness the power of logistics to drive growth and gain competitive leverage.

We believe UPS has the global network, infrastructure, management team and portfolio of technological capabilities to provide an unparalleled array of customer solutions in a steadily improving global economic recovery.

Summary of 2010 Compensation Actions

Actions taken to enhance services and reduce costs allowed UPS to capitalize on the improving economy that impacted both our company performance and the performance-based awards earned by our executives in 2010. Key compensation actions taken or announced during the year include the following:

•	Base salaries of the NEOs remained unchanged from the prior year as a result of economic uncertainty at the beginning of 2010 and our continued focus on cost management.

•	The Company’s executive compensation programs were modified effective January 2011 so that all elements of incentive compensation will be performance based.

•	2010 annual incentive awards under the Management Incentive Program were earned at 120% of target.

•	The 10% potential increase in restricted performance units under the Long-Term Incentive program was not earned for the 2006 grant maturing in 2010, due to below target earnings per share performance.

•	2010 Long-Term Incentive Performance award tranches were earned at 120% of target based on revenue growth and operating return on invested capital above goal.

•	The three-year earnings measurement tranche of the 2008 Long-Term Incentive Performance award was not earned as a result of below target 2010 earnings per share.

Compensation and Governance Practices

We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our shareowners by tying a significant portion of pay to company performance over a multi-year period and by promoting our long-standing owner-manager culture. Other compensation and governance practices that support these principles, each of which is described in more detail in this Compensation Discussion and Analysis, include the following:

•	We do not have employment agreements with any of our executive officers.

•	We do not have a separate change in control or severance agreement with any of our executive officers.

•	Our compensation practices provide a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics which mitigate excessive risk-taking that could harm our value.

•	Our 2009 Omnibus Incentive Compensation Plan includes a clawback provision that permits us to claw back or recover awards granted to executive officers if the financial results used to determine the amount of the award are materially restated and the executive officer engaged in fraud or intentional misconduct.

•	Our 2009 Omnibus Incentive Compensation Plan generally requires a “double trigger” — both a change in control and a termination of employment — to accelerate the vesting of unvested awards.

•	We have adopted revised peer-based stock ownership guidelines that include a target ownership of eight times annual salary for the Chief Executive Officer and five times annual salary for the other executive officers.

•	Since equity award programs can have a dilutive impact on shareowner value, we regularly evaluate our overhang rate and our annual grant rate, and we believe that our low overhang and grant rate percentages demonstrate our objective to effectively and responsibly manage equity usage.

Compensation Decisions — Process and Inputs

Executive Compensation Strategy

The UPS executive compensation program is designed to:

•	Drive organizational performance by tying a significant portion of pay to company performance;

•	Retain and motivate talent by fairly compensating executive officers; and

•	Encourage long-term stock ownership and careers with UPS, linking executives to long-term value creation.

Our compensation programs are designed to emphasize strong annual performance and foster long-term operational performance and success. We believe that a majority of total compensation (base salary, annual incentives and long-term incentives) that can be earned by the Named Executive Officers should be “at risk”, meaning that the compensation is only earned by meeting annual or long-term performance goals. The 2010 compensation elements with “at risk” components are approximately 72% of the 2010 target compensation opportunity for all of the Named Executive Officers, and approximately 77% for our Chief Executive Officer.

Roles and Responsibilities

The UPS executive compensation program is administered by the Compensation Committee of the board of directors. Each of the three non-employee directors on the Compensation Committee meets the independence requirements of the NYSE. The Compensation Committee has sole authority to engage and terminate outside advisors and consultants to assist the Compensation Committee in carrying out its responsibilities. In 2010, the Committee retained Frederic W. Cook & Co. (“Cook”). Cook reports directly to the Chair of the Compensation Committee. Cook provides no additional services to UPS.

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process.

Participant	Roles
Compensation Committee	• Approves the compensation philosophy for executive officers
• Reviews and approves compensation for the executive officers, including the Named Executive Officers
• Makes awards under incentive compensation and equity-based plans
• Conducts comprehensive review of the Chief Executive Officer’s performance
• Reviews the Chief Executive Officer’s performance assessment of other executive officers
• Oversees the evaluation of risk associated with the Company’s total compensation strategy and compensation programs
• Reviews and discusses with management the Compensation Discussion and Analysis
• Prepares the Compensation Committee’s report on executive compensation

Independent Members of the Board of Directors	• Reviews the Committee’s assessment of the Chief Executive Officer’s performance

Independent Compensation Consultant	• Serves as a resource for market data on pay practices and trends
• Provides independent advice to the Compensation Committee
• Provides competitive analysis and advice related to outside director compensation
• Reviews the Compensation Discussion and Analysis

Executive Officers	• The Chief Executive Officer makes compensation recommendations to the Compensation Committee for the other executive officers with respect to base salary

•   The Chief Executive Officer and the Chief Financial Officer make recommendations on performance goals under our incentive compensation plans and provide recommendations as to whether performance goals were achieved at the end of the performance period

• Executive officers are not present when the Compensation Committee meets in executive session, or when decisions about their own compensation are discussed

Market Data

While the Compensation Committee considers market data in making compensation decisions, it does not target compensation at a particular percentile or within any targeted range based solely on competitive data. The data is one of a variety of factors considered by the Compensation Committee when considering base salary, annual and long-term equity awards and total compensation levels, and is generally considered as a market check.

Each year, we review general compensation survey data from sources such as Towers Watson to provide the Compensation Committee with information about our compensation levels relative to comparable sized companies. In addition, we look at pay practices and levels for a peer group of companies that typically have global operations, a diversified business and annual sales and market capitalizations comparable to UPS. The 2010 peer group, which is the same as the 2009 peer group, consisted of the following 20 companies:

Boeing Co.	Dell Inc.	Lowes Companies Inc.	Sysco Corp.
Caterpillar Inc.	FedEx Corporation	McDonald’s Corp.	Target Corp.
Coca-Cola Co.	Johnson & Johnson	Motorola Inc.	United Technologies Corp.
Coca-Cola Enterprises Inc.	Kroger Co.	PepsiCo Inc.	Walgreen Co.
Costco Wholesale Corp.	Lockheed Martin	Procter & Gamble	Xerox Corp.

Internal Relationships

In addition to market data, the Compensation Committee considers the differentials between executive officer compensation and other UPS positions, and the additional responsibilities of the Chief Executive Officer compared to the other executive officers. Internal comparisons are made between executive officers and their direct reports in an effort to ensure that compensation paid to executive officers is reasonable compared to that of others with whom they work.

Annual Performance Reviews

Each year the Chief Executive Officer provides the Compensation Committee with a subjective assessment of the Named Executive Officers. The Compensation Committee undertakes a comprehensive review each year of the Chief Executive Officer’s performance and the full board meets in executive session to review the Chief Executive Officer’s performance. Factors considered include the Chief Executive Officer’s strategic vision and leadership, execution of our business strategy and achievement of our business goals, his demonstrated ability to make and drive long-term decisions that create competitive advantage and his overall effectiveness as a leader and role model.

Elements of UPS Compensation

The components of the compensation program for our Named Executive Officers are:

•	Base salary;

•	Annual incentives (delivered in cash, UPS stock or restricted stock units);

•	Long-term incentives (delivered in restricted stock units, restricted performance units, and stock options); and

•	Benefits and perquisites.

Base Salary

The Compensation Committee considers a number of factors in determining the annual base salaries of the Named Executive Officers. While company performance is the most important factor, scope of responsibility, leadership, market data and internal equity comparisons are all considered by the Compensation Committee when determining annual salary adjustments. Base salaries of the NEOs remained unchanged from 2009 as a result of uncertainty in the economy at the beginning of the year.

Amounts presented as annual base salary in the Summary Compensation Table include an amount equal to one-half of one month’s salary, which we refer to as the half-month bonus. The half-month bonus is a cash bonus awarded in the fourth quarter to eligible salaried employees in the U.S., including the Named Executive Officers. In 2011, as part of an initiative to simplify compensation, the half-month bonus was discontinued as a separate payment and incorporated into monthly salaries. This initiative will have no material effect on 2011 annual base salaries.

Annual Incentives

The annual incentive program, referred to as the Management Incentive Program (“MIP”), has two components: a MIP Award and a MIP Ownership Incentive Award.

Summary of Annual Incentive Program

	Payment Form and		Performance
Component	Program Type	Target Amount	Measures	Program Objectives
MIP Award MIP Ownership Incentive Award
50% in cash and 50% in RSUs

RSUs vest 20% per year over five years

Cash portion, at the participant’s election, may be paid in UPS stock or deferred into the participant’s 401(k) or related savings program
MIP Award: four times monthly base salary for the Named Executive Officers MIP Ownership Incentive Award: one month base salary for all participants
MIP Award: revenue per piece growth, revenue growth, volume growth, EPS growth, operating leverage and end-to-end service

MIP Ownership Incentive Award: ownership level in UPS stock compared to ownership target
Supports our annual operating plan and business strategy Enhances stock ownership and shareowner alignment Retention incentive

MIP Award — Overview

The MIP award is designed to align pay with annual company performance, and for historical reasons the performance period is from October 1 through September 30 of the following year. MIP awards are granted under the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan (the “2009 Plan”). MIP participants, who include approximately 35,000 of our management employees, have the opportunity to earn an annual incentive award based on target performance objectives. Incentives paid above target are possible if we exceed our performance objectives. The payout level for the plan also takes into account other considerations including company performance relative to target objectives, the general economic environment, and performance trends.

At the end of the MIP fiscal year, we evaluate our success in achieving our annual performance objectives and approve the “MIP factor,” which is then multiplied by the participant’s monthly base salary to determine the actual award earned by the participant. The MIP factor is applied equally to all program participants. Individual performance of the participants, including the Named Executive Officers, is not considered in determining the MIP award. Rather, the award is based solely on overall company achievement of key business objectives that we refer to as business elements and other considerations described above. The final awards are reviewed and approved by the Compensation Committee.

The award is provided one-half in UPS class A common stock or cash (which may be deferred into the participant’s 401(k) or related savings program), at the participant’s election, and one-half in restricted stock units. For approximately 10,000 of the managers among the plan participants, including the Named Executive Officers, the target award level for the overall MIP is four months base salary. For the remaining plan participants, the overall target award level ranges from one to three months base salary.

For the one-half of the MIP award that is paid in restricted stock units, we determine the number of restricted stock units granted by calculating the dollar value of the portion of the MIP award allocated to restricted stock units and dividing by the applicable closing price of our class B common stock on the NYSE. The restricted stock units vest 20% per year over five years. In light of the duration of our equity vesting schedule, we do not maintain additional holding period requirements for our employees after vesting. The Compensation Committee believes that restricted stock units provide a retention incentive and enhance executive stock ownership and shareowner linkage. When dividends are paid on UPS common stock, an equivalent value is credited to the participant’s bookkeeping account in additional restricted stock units.

MIP Ownership Incentive Award — Overview

To reward management employees for maintaining a targeted ownership level of UPS class A common stock, all MIP participants are eligible for an additional incentive award up to the equivalent of one month’s salary. This portion of the MIP award is also provided one-half in UPS class A common stock or cash (which may be deferred into the participant’s 401(k) or related savings program), at the participant’s election, and one-half in restricted stock units. The target level of one month’s salary is the same for all 35,000 participants in the program.

The amount of the award is equal to the participant’s percent of ownership relative to their target ownership of class A common stock under our stock ownership guidelines, multiplied by one month’s salary. For example, if the participant’s ownership equaled 80% of their ownership target, their ownership incentive award would have a value equal to 80% of one month’s salary. The maximum award that can be granted is one month’s salary.

2010 MIP Award — Performance Targets and Results

The 2010 performance goals were primarily based on our business plans for the 2010 MIP fiscal year, October 1, 2009 through September 30, 2010. Performance targets and results were as follows:

Business Element	Performance Target	Result

Growth in revenue per piece	2.5% increase in revenue per piece	On Target
Growth in consolidated revenue	5% increase in total revenue	Above target, at a 6.3% increase
Balanced volume growth	2% volume increase in priority products	Below target
Growth in consolidated, as adjusted, diluted earnings per share	12% increase in consolidated, as adjusted, diluted earnings per share	Well above target, at a 35.7% increase
Positive operating leverage	Revenue growth exceeds cost growth by 0.4%	Above target
End-to-end service	4% improvement in end-to-end service	On target

Some of the business elements have a greater impact than others on UPS financial results and our long-term success. We do not assign a specific weight to each business element when determining award payouts; rather, we use the achievement of these goals to judge our success in implementing our business plan. In addition to evaluating results for these business elements when setting award amounts, we also consider our assessment of the challenges of the economic and competitive market in which UPS operated during the award year.

In 2010, our team delivered superior execution across all business units resulting in business performance that exceeded expectations. After evaluating actual company performance, including the Company’s revenue increase and its significant earnings improvement, against the business elements and other factors, the 2010 MIP award was paid at 120% of the targeted award amount. This award was higher than the award made in 2009 of 60% of target, and above the average of the previous five years (2005 to 2009) of 84%.

2010 MIP Ownership Incentive Award — Results

Ownership levels for the 2010 awards were determined by totaling the number of UPS shares in the participant’s family group accounts and the participant’s vested and unvested MIP and Long-Term Incentive Performance award restricted stock units and deferred compensation shares, and then multiplying the sum by the closing price of a class B share on the NYSE on October 15, 2010. All of the Named Executive Officers met their ownership expectations; therefore the MIP ownership incentive of one month salary was earned by each of the NEOs.

Long-Term Incentives

Our long-term incentive programs provide participants with grants of equity-based incentives that are intended to reward performance over a multi-year period and include the Long-Term Incentive (“LTI”) Program and the Long-Term Incentive Performance (“LTIP”) Award Program. All awards under the programs are granted under the 2009 Plan.

Summary of Long-Term Incentive Programs

Performance
Measures and/or
	Payment Form and		Value
Program	Program Type	Target Amount	Proposition	Program Objectives
LTI: stock options	Stock options Vest 20% per year over five years; ten-year term	25% of target LTI (175% of base salary for the Chief Executive Officer and 125% for the other executive officers)	Value recognized only if UPS stock price appreciates	Provides a significant link to Company stock price performance Enhances stock ownership and shareowner alignment
LTI: RPUs	RPUs are paid in UPS stock upon vesting Vest 20% per year over five years	75% of target LTI (175% of base salary for the Chief Executive Officer and 125% for the other executive officers)	Value increases or decreases with stock price	Retention Enhances stock ownership and shareowner alignment
LTIP: RSUs	RSUs are settled in UPS stock if earned based on Company performance Award vests after the end of the third fiscal year	As a percent of base salary: 675% - Chief Executive Officer 575% - Chief Operating Officer 300% - Chief Financial Officer 225% - other executive officers	Revenue growth Operating return on invested capital Three-year EPS targets Value increases or decreases with stock price	Supports the Company’s annual and long-term operating plan and business strategy Enhances stock ownership and shareowner alignment

Long-Term Incentive Program — Overview

Our LTI program has two parts: stock option awards and restricted performance units (sometimes referred to as “RPUs”). Grants are made annually, typically in May of each year. Approximately 2,800 members of our management team participate in this program. Region manager-level and above participants, including the Named Executive Officers, receive 75% of their award in RPUs and 25% in stock options in an effort to more closely align their compensation with shareowner return. All other participants receive 100% of their award in RPUs.

Stock Options

The Compensation Committee believes that stock options provide a significant link to company performance and maximize shareowner value, as the option holder receives value only if our stock price increases. Stock options also have retention value, as the option holder will not receive value from the options unless he or she remains our employee during the vesting period of the award (except in the case of retirement, death or disability during the vesting period).

Stock options granted in and after 2008 vest 20% per year over five years and expire ten years from the date of grant. In light of the duration of the vesting schedule, we do not maintain additional holding period requirements for our employees after vesting. Grants do not include dividend equivalents or any reload grant features.

Restricted Performance Units

RPUs are bookkeeping units, the value of which corresponds to one share of class A common stock. The decision by the Compensation Committee to use restricted performance units is based on two goals for the award:

•	Maintain the long-term nature of the award and its impact on retention; and

•	Align management with shareowner interests by utilizing an award linked to share price performance.

Restricted performance units granted in and after 2008 vest 20% per year over five years. Upon vesting of restricted performance units, the individual receives shares of UPS class A common stock. In light of the duration of the vesting schedule, we do not maintain additional holding period requirements for our employees after vesting.

When dividends are paid on UPS common stock, an equivalent value is automatically credited to the participant’s bookkeeping account in additional restricted performance units.

The restricted performance units granted under the LTI program prior to 2008 provided that the number of restricted performance units ultimately earned would increase by 10% if we attain a performance measure, such as adjusted diluted earnings per share, for the five-year performance period. Beginning in 2008, the restricted performance units no longer include this provision.

2010 LTI Target Amounts

Target amounts vary to reflect the responsibility level of executive positions and competitive market practice. The total target award value at grant for the LTI awards are set at 175% of base salary for the Chief Executive Officer and 125% of base salary for the other executive officers. For other management employees, target award values range from 25% to 75% of base salary.

2010 LTI Grants

2010 LTI awards for the Named Executive Officers were granted 75% in restricted performance units and 25% in stock options. The number of stock options granted is determined by dividing 25% of the target award value by the Black-Scholes value of a UPS stock option on the date of grant. The number of restricted performance units granted is determined by dividing 75% of the target award value by the NYSE closing price of UPS stock on the date of grant. The number of stock options and restricted performance units granted to the Named Executive Officers on May 5, 2010 is shown in the Grants of Plan-Based Awards for 2010 table.

Long-Term Incentive Performance Award Program — Overview

The LTIP award program is designed to further strengthen the performance component of our executive compensation package and enhance retention of key talent. The program was introduced to bring total compensation of senior management closer to the compensation of comparable positions at similarly sized companies. Approximately 490 of our senior management team, including the Named Executive Officers, participate in this program.

The program has a three-year award cycle. A target award of RSUs is granted to executive officers and certain other eligible managers at the beginning of the three-year period. Ninety percent of the total target award is divided into three substantially equal tranches, one for each calendar year in the three-year award cycle. The remaining 10% is based upon achievement of a diluted earnings per share target for the third year. Performance measures, such as revenue growth, operating return on invested capital (“ROIC”), and diluted earnings per share, are set by the Compensation Committee at the beginning of each calendar year in the three-year award cycle.

The actual number of restricted stock units that the management employee will receive is determined once the payment percentage for a particular tranche has been approved by the Compensation Committee, based on achievement of performance goals for the applicable calendar year.

LTIP Target Award Values

In March 2010, the Compensation Committee approved 2010 target award values for the three-year 2010 LTIP awards. The targets were set at 675% of base salary for the Chief Executive Officer, 575% of base salary for the Chief Operating Officer, 300% of base salary for the Chief Financial Officer and 225% of base salary for the other executive officers. For other management employees, targets range from 50% to 200% of base salary. Target award values are based on internal pay equity considerations and market data regarding total compensation of comparable positions at similarly sized companies. Differences in the target award values are based on increasing levels of responsibility amongst the management team.

The 2010 LTIP target levels for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer were increased from the target levels for the 2009 LTIP as part of the Compensation Committee’s strategy to increase the total direct compensation of certain executive officer positions. With the assistance of its independent compensation consultant, the Compensation Committee has in recent years undertaken a series of comprehensive reviews of total direct compensation of key UPS executive officer positions. These reviews revealed that the total direct compensation for key UPS executives, including the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, was well below the market median. In the third quarter of 2008, the Compensation Committee determined that it was appropriate to embark upon a multi-year strategy to increase LTIP targets for these executive officers to ensure that their respective compensation opportunities are consistent with comparable positions at similarly sized companies, while reinforcing the link between compensation and company performance.

The threshold, target and maximum number of restricted stock units that can be earned by the Named Executive Officers under the 2010 LTIP is shown in the Grants of Plan-Based Awards for 2010 table.

Shown in the table below is the total long-term incentive opportunity granted to the Named Executive Officers in 2010, based upon a percentage of annual base salary.

Summary of Long-Term Incentive Targets for 2010

			Total Long-Term
	LTI	LTIP	Incentive Target
	Options and RPUs	RSUs	for 2010
Named Executive Officer	(% of salary)	(% of salary)	(% of salary)

D. Scott Davis	175	675	850
David P. Abney	125	575	700
Kurt P. Kuehn	125	300	425
David A. Barnes	125	225	350
John J. McDevitt	125	225	350

Long-Term Incentive Awards Paid in 2011

LTI Restricted Performance Units Results

For the restricted performance units issued in 2006 under the LTI program, an adjusted earnings per share goal of $6.39 per diluted share for 2010 was established. Because the adjusted diluted earnings per share goal was not met in 2010, the 10% increase in restricted performance units will not be earned for the 2006 awards that will vest in May 2011.

LTIP Performance Targets and Results

Performance targets and actual results for the completed performance periods for the 2008 LTIP, 2009 LTIP and 2010 LTIP are described below. Where the three-year LTIP cycles overlap, the performance goals for individual years are the same. The underlying restricted stock units are earned based on actual performance as compared to pre-established performance criteria for each period over the three-year cycle of the award. The tranches based on 2010 performance, and therefore 2010 Committee decisions, are shaded in the chart below.

				Percent of
	Percent of			LTIP
	Total			Tranche
	LTIP Award	Performance Goals	Actual Results	Earned
2008 LTIP Award
2008 Performance Tranche	30%	revenue growth — 7.0% operating ROIC — 23.0%	revenue growth — 3.6% operating ROIC, as adjusted — 18.7%	65%
2009 Performance Tranche	30%	revenue growth — flat operating ROIC — 18.7%	revenue growth — (12.2)% operating ROIC, as adjusted — 15.0%	55%
2010 Performance Tranche	30%	revenue growth — 8.0% operating ROIC — 18.5%	revenue growth — 9.4% operating ROIC, as adjusted — 21.6%	120%
2010 Earnings Measurement Tranche	10%	2010 earnings per share — $5.62	2010 earnings per share, as adjusted — $3.56	0%
2009 LTIP Award
2009 Performance Tranche	30%	revenue growth — flat operating ROIC — 18.7%	revenue growth — (12.2)% operating ROIC, as adjusted — 15.0%	55%
2010 Performance Tranche	30%	revenue growth — 8.0% operating ROIC — 18.5%	revenue growth — 9.4% operating ROIC, as adjusted — 21.6%	120%
2010 LTIP Award
2010 Performance Tranche	30%	revenue growth — 8.0% operating ROIC — 18.5%	revenue growth — 9.4% operating ROIC, as adjusted — 21.6%	120%

As shown in the table above, based on actual performance, 120% of the 2010 performance tranche was earned for each of the outstanding LTIP awards. The restricted stock units for 2010 are now earned based on performance, meaning the amount of the award for the 2010 performance period has been determined, but will not vest until January 31 following the third year of the cycle, provided the participant remains employed as of the vesting date. For example, restricted stock units earned under the 2008 LTIP award vested January 31, 2011 and restricted stock units earned under the 2010 LTIP award will not vest until January 31, 2013. Special vesting rules apply to terminations by reason of death, disability or retirement. A participant’s earned restricted stock units account will be adjusted quarterly for dividends paid on class A common stock. The restricted stock unit awards that vest will be distributed in the form of class A common stock.

Benefits and Perquisites

Consistent with our culture, the benefits and perquisites offered to the Named Executive Officers are the same or similar to programs offered to the entire UPS management team, with the exception of a financial planning service and executive health services. Additional information on these benefits can be found in the program descriptions below.

The UPS Savings Plan

The UPS Savings Plan is a 401(k) plan offered to all U.S.-based employees who are not subject to a collective bargaining agreement and who are not eligible to participate in another savings plan sponsored by UPS or one of its subsidiaries. We previously provided a matching contribution to those UPS employees who make elective deferrals to the UPS Savings Plan. Company matches to the UPS Savings Plan were suspended for the contribution period beginning February 1, 2009; as a result, no company match was paid in 2010. A modified version of the company match was reinstated effective January 1, 2011.

Qualified and Non-Qualified Pension Plans

Named Executive Officers participate in our qualified retirement program, the UPS Retirement Plan, on the same terms as all other participants. Benefits payable under the plan are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined benefit plan as established by the Internal Revenue Service. Amounts exceeding these limits are paid pursuant to the UPS Excess Coordinating Benefit Plan, which is a non-qualified restoration plan designed to replace the amount of benefits limited under the tax-qualified plan. Without the Excess Coordinating Benefit Plan, the Named Executive Officers would receive a lower benefit as a percent of final average earnings than the benefit received by other participants in the UPS Retirement Plan.

Discounted Employee Stock Purchase Plan

To foster our manager-owner philosophy, we have a Discounted Employee Stock Purchase Plan. The plan provides all U.S.-based employees, including the Named Executive Officers, and some internationally based employees, with the opportunity to purchase up to $10,000 in our class A common stock annually at a discount to the market price of our stock. The plan has been designed to comply with Section 423 of the Internal Revenue Code. The purchase price at which our class A common stock may be acquired under the plan is equal to 95% of the fair market value of the shares on the last day of each calendar quarter. Share purchases are made on a quarterly basis.

UPS Gift Matching Program

In prior years, the UPS Foundation matched charitable contributions made by all active employees with 12 months of service, including the Named Executive Officers, up to a maximum of $3,000 per year. The UPS Gift Matching Program was suspended in March 2009, and has not been reinstated.

Financial Planning Service

Our current and former executive officers are eligible for financial planning services provided by the Ayco Company. Although this financial planning service benefit is not offered to other management employees, we offer a separate financial counseling service through PricewaterhouseCoopers to all U.S. and Puerto Rico-based employees who are not subject to a collective bargaining agreement.

Executive Health Services

UPS’s business continuity is best facilitated by avoiding any prolonged or unexpected absences by members of its senior management team. To that end, all Named Executive Officers were provided certain executive health services, including comprehensive physical examinations.

2011 Compensation Matters

In November 2010, we announced that the Compensation Committee worked with its independent compensation consultant and management to design changes to our compensation programs that further strengthen the link between pay and performance at UPS. The changes to our compensation programs became effective in 2011. The key changes affecting the NEOs include:

•	MIP will run on a calendar year basis, with the initial performance period commencing on January 1, 2011 and ending on December 31, 2011.

•	With respect to the Named Executive Officers, MIP has been revised to ensure that any annual incentive awards that can be earned by the Named Executive Officers under the program satisfy the performance-based requirements for deductible compensation paid to “covered employees” under Section 162(m) of the Internal Revenue Code.

•	A formula will determine the maximum amount of the MIP award for each NEO for each performance period. The formula approved by the Compensation Committee to fund the pool for 2011 is 0.5% of net income as shown on our audited statements of consolidated income. A percentage of the pool is then allocated to each Named Executive Officer to determine the maximum MIP award for the performance period. The Compensation Committee may exercise its discretion to reduce the amount calculated based on the formula in determining the final MIP awards for the Named Executive Officers. For 2011, the maximum award to the CEO is 20% of the pool and to each of the other Named Executive Officers is 7.25% of the pool. If the Company does not have any net income for the performance period, then no MIP awards will be payable to the eligible executives for that year.

•	After the maximum amount of the award is determined, the Committee will have discretion to decrease (but not increase) the award actually paid to each of the eligible participants, based on considerations including but not limited to, company performance relative to target objectives for the business elements applied to other non-executive employees, the general economic environment, our competitive position, individual performance, overall performance trends, the individual’s compensation relative to comparable positions in other companies, the individual’s compensation relative to other employees of the Company and such other factors as the Compensation Committee deems relevant. The MIP award is also subject to the maximum calendar year limitations set forth in the 2009 Plan.

•	For the Named Executive Officers, the target award level approved by the Compensation Committee for the 2011 MIP is 165% of base salary for the CEO and 130% of base salary for the other Named Executive Officers, but the Compensation Committee retains the discretion to fix the final MIP awards for the NEOs at greater or less than target. The increase in the target level reflects the shift of the portion of the LTI program allocated to RPUs, described below, into the revised 2011 MIP.

•	The MIP award will be paid one-third in cash and two-thirds in RPUs that vest ratably over five years.

So that 100% of long-term incentives are performance-based, the time-vested RPUs granted under the LTI are being eliminated effective January 1, 2012, and the value of the units will be incorporated into revised MIP award targets for the Named Executive Officers. The Company will continue to reward performance over a multi-year period through the grant of stock options to certain officers, including the Named Executive Officers. The target stock option award value at grant will be 45% of base salary for the Chief Executive Officer and 30% of base salary for the other Named Executive Officers. Grants are expected to be made annually.

Effective January 1, 2011, UPS introduced a modified company match for the UPS Savings Plan. For the NEOs, the Company will match 50% of up to 5% of eligible pay contributed to the UPS Savings Plan. The match is paid in shares of class A common stock.

Other Compensation and Governance Policies

Stock Ownership Guidelines

The board has adopted stock ownership guidelines that apply to management and to members of our board of directors. In 2010, the board revised the stock ownership guidelines that apply to management in order to bring them more in line with the Company’s peers. The guidelines further our core philosophy that managers should also be owners of our company. The guidelines are based on our expectation that each executive officer and director will maintain a targeted level of investment in our stock. Compensation programs are designed to foster long-term stock ownership by all of our managers; therefore each executive officer has accumulated a meaningful number of shares of our common stock. As a result, the interests of shareowners and our executive officers are closely aligned, and our executive officers have a strong incentive to provide effective management.

Target ownership for the Chief Executive Officer is eight times annual salary, and for the other executive officers is five times annual salary. The target for our non-employee directors is three times their annual retainer. Shares of class A common stock, deferred units and vested and unvested RSUs and RPUs are considered as owned for purposes of calculating ownership. Managers and directors are expected to reach target ownership within five years. The chart below shows the dollar value of the revised stock ownership guidelines and the value of shares and units owned by each of the NEOs on October 15, 2010. In addition, all of our non-employee directors who are subject to the stock ownership guidelines exceed their target ownership. Clark T. Randt, Jr., who joined the board in 2010, has an additional four years to achieve target ownership. RSUs are required to be held until the non-employee director separates from the UPS board of directors.

Clawback Policy

The 2009 Plan provides that if an award is to an executive officer, and the Compensation Committee later determines that financial results used to determine the amount of the award are materially restated and that the executive officer engaged in fraud or intentional misconduct, we will seek repayment or recovery of the award. This clawback applies to all awards granted under the 2009 Plan.

Equity Grant Practices

Grants for all equity programs under the 2009 Plan are approved by the Compensation Committee. Stock options have an exercise price equal to the closing market price on the NYSE on the date of grant.

Employment or Change in Control Agreements

We do not have employment agreements with any of our executive officers. In addition, we do not have a separate change in control or severance agreement with any of our executive officers.

The 2009 Plan generally requires a “double trigger” — both a change in control and a termination of employment — to accelerate the vesting of unvested awards. The UPS Incentive Compensation Plan adopted in 1999 (the “1999 Plan”) included a provision for an automatic acceleration of unvested awards in the event of a change in control. This provision applies equally to all outstanding equity awards under the 1999 Plan. At the time of the adoption of the 1999 Plan, the accelerated vesting of all outstanding equity awards following a change in control was a customary and reasonable component of an equity incentive program. All of the equity awards granted to the Named Executive Officers prior to May 7, 2009 are subject to the single trigger, while equity awards granted after that date are subject to the double trigger.

Compensation Practices and Risk Management

We believe our compensation practices provide a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics which mitigate excessive risk-taking that could harm our value.

•	Using multiple business elements under the MIP program and multiple performance measures under the three-year LTIP program serves as an internal “check-and-balance” so as not to put emphasis solely on one measure of performance;

•	Permitting discretion in making final award determinations under the MIP program in order to take into account changing market conditions allows our executives to focus on the long-term health of our Company rather than an “all or nothing” approach to achieving short-term goals;

•	Using both restricted stock units and stock options for equity awards balances risk incentives;

•	Awards to executive officers are limited to a fixed maximum;

•	The performance goals under our annual and long-term incentive plans include company-wide metrics; we believe that the use of company-wide metrics encourages decision-making that is in the best long-term interests of our shareowners;

•	The time-based vesting over three or more years for our equity awards ensures that our executives’ interests align with those of our shareowners over the long term;

•	Awards to our executive officers are subject to the clawback policy contained in the 2009 Plan; and

•	All executive officers are subject to our stock ownership guidelines.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code makes compensation paid to certain executives in amounts in excess of $1 million not deductible unless the compensation is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exemptions. The Compensation Committee believes that the interests of our shareowners are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation plans and arrangements. While the Compensation Committee intends to structure awards to comply with Section 162(m), the Compensation Committee may approve elements of compensation for certain executive officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2010

The following table shows the compensation for each of the Named Executive Officers.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred	All Other
			Stock	Option	Plan	Compensation	Compen-
		Salary	Awards	Awards	Compensation	Earnings	sation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

D. Scott Davis	2010	1,000,000	7,798,973	437,514	232,000	1,227,435	30,097	10,726,019
Chairman and	2009	1,000,000	3,890,437	437,511	130,523	752,239	31,345	6,242,055
Chief Executive Officer	2008	1,000,000	3,965,836	437,619	136,944	712,041	30,014	6,282,454

David P. Abney	2010	462,500	3,037,551	144,533	107,300	529,518	8,104	4,289,506
Senior Vice President and	2009	462,500	1,523,098	144,534	62,900	278,014	8,269	2,479,315
Chief Operating Officer	2008	458,500	1,820,660	144,576	70,300	363,444	7,976	2,865,456

Kurt P. Kuehn	2010	400,000	1,631,710	125,015	92,800	494,949	22,374	2,766,848
Senior Vice President and	2009	400,000	963,909	125,006	54,400	289,639	22,612	1,855,566
Chief Financial Officer	2008	396,000	1,309,167	125,034	60,800	368,792	21,082	2,280,875

David A. Barnes(7)	2010	400,000	1,407,412	125,015	92,800	491,958	7,994	2,525,179
Senior Vice President and
Chief Information Officer

John J. McDevitt	2010	420,000	1,477,730	131,259	97,440	453,549	7,146	2,587,124
Senior Vice President,	2009	420,000	943,485	131,259	57,120	229,573	8,054	1,789,491
Global Transportation Services	2008	418,000	1,356,344	131,291	63,840	230,274	7,869	2,207,618
and Labor Relations

(1)	This column represents the salary earned from January 1 through December 31 of the applicable year, including the half-month bonus described above under “Compensation Discussion and Analysis.” Salary increases generally are effective in March of the relevant fiscal year and therefore account for any variations reflected in this column.

(2)	The values for stock awards in this column represent the aggregate grant date fair value for the stock awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. These awards include LTIP RSUs, LTI RPUs and MIP RSUs. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. Information about the assumptions used to value these awards can be found in Note 10 “Stock-Based Compensation” in our 2010 Annual Report on Form 10-K. An overview of the features of these awards can be found in the “Compensation Discussion and Analysis” above.

In accordance with SEC rules, we also are required to disclose the grant date fair value for awards with performance conditions assuming maximum performance. The grant date fair value for the 2010 LTIP RSU awards, assuming maximum performance, are as follows: Davis — $9,931,438; Abney — $3,966,920; Kuehn — $1,852,139; Barnes — $1,500,213; and McDevitt — $1,575,165.

(3)	The values for stock option awards in this column represent the aggregate grant date fair value for the option awards granted in the applicable year computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 10 “Stock-Based Compensation” in our 2010 Annual Report on Form 10-K. An overview of the features of these awards can be found in the “Compensation Discussion and Analysis” above.

(4)	This column shows the cash portion (representing 50%) of the MIP award and the MIP Ownership Incentive award. For a description of the MIP, see “Compensation Discussion and Analysis” above. The MIP Ownership Incentive award was paid at 100% of target (one month’s salary) for each Named Executive Officer who met or exceeded his target ownership level.

(5)	This column represents an estimate of the annual increase in the actuarial present value of the Named Executive Officer’s accrued benefit under our retirement plans for the applicable year, assuming a retirement age of 60. See “2010 Pension Benefits” below for additional information, including the present value assumptions used in this calculation. The change in pension value can be impacted by a number of factors: additional credited service, changes in amounts of compensation covered by the benefit formula, plan amendments, impact of changes in assumptions used to estimate present values, and others. Amounts for 2010 were significantly impacted by the decline in discount rates of 60 basis points for the Retirement Plan and 64 basis points for the UPS Excess Coordinating Benefit Plan. There are no above market or preferential earnings for the UPS Deferred Compensation Plan.

(6)	The following table breaks down the amounts shown in this column for 2010 (all amounts in $):

	401(k)	Life		Financial	Healthcare
Name	Match	Insurance	RPRO	Planning	Benefits	Total

D. Scott Davis	—	$4,696	$5,015	$14,315	$6,071	$30,097
David P. Abney	—	$2,033	—	—	$6,071	$8,104
Kurt P. Kuehn	—	$1,723	—	$14,380	$6,271	$22,374
David A. Barnes	—	$1,723	—	—	$6,271	$7,994
John J. McDevitt	—	$975	—	—	$6,171	$7,146

For a description of the Restoration Plan Rollover Option, or RPRO, see “2010 Pension Benefits” below.
(7)	In accordance with SEC rules, because David Barnes first became a Named Executive Officer in 2010, only his 2010 compensation is included in the table.

Grants of Plan-Based Awards for 2010

The following table provides information about awards granted in 2010 to each of the Named Executive Officers.

								All Other		All Other
								Stock		Option		Grant Date
								Awards:		Awards:	Exercise	Fair Value
		Estimated Possible Payouts			Estimated Future Payouts			Number		Number of	or Base	of Stock
		Under Non-Equity			Under Equity Incentive			of Shares		Securities	Price of	and
		Incentive Plan Awards(1)			Plan Awards(2)			of Stock		Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	Awards	Award
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)(3)	($/Sh)	($)(4)

D. Scott Davis		—	200,000	—
	03/01/2010				41,292	114,699	166,314					6,254,396
	05/05/2010							19,538	(5)			1,312,563
	05/05/2010									29,499	67.18	437,514
	12/03/2010							3,347	(6)			232,014

David P. Abney		—	92,500	—
	03/01/2010				16,268	45,190	65,526					2,496,597
	05/05/2010							6,455	(5)			433,647
	05/05/2010									9,745	67.18	144,533
	12/03/2010							1,548	(6)			107,307
Kurt P. Kuehn		—	80,000	—
	03/01/2010				7,341	20,391	29,567					1,163,825
	05/05/2010							5,583	(5)			375,066
	05/05/2010									8,429	67.18	125,015
	12/03/2010							1,339	(6)			92,819

David A. Barnes		—	80,000	—
	03/01/2010				5,506	15,294	22,177					939,527
	05/05/2010							5,583	(5)			375,066
	05/05/2010									8,429	67.18	125,015
	12/03/2010							1,339	(6)			92,819

John J. McDevitt		—	84,000	—
	03/01/2010				5,781	16,058	23,285					986,457
	05/05/2010							5,862	(5)			393,809
	05/05/2010									8,850	67.18	131,259
	12/03/2010							1,406	(6)			97,464

(1)	The amount reflects the target value of the cash portion of the 2010 MIP award and the MIP Ownership Incentive Award for each Named Executive Officer. The potential payments for the MIP are performance-based and therefore at risk. The MIP program is described in the “Compensation Discussion and Analysis” above.
(2)	These columns show the potential number of RSUs that would be awarded under the 2010 LTIP at the end of the applicable three-year performance period if the threshold, target or maximum performance goals are satisfied.
(3)	This column shows the number of stock options granted under the LTI on May 5, 2010.

(4)	This column shows the grant date fair value of the LTIP RSUs, MIP RSUs, LTI RPUs and LTI stock options under FASB ASC Topic 718 granted to each of the Named Executive Officers in 2010. The grant date fair values are calculated using the NYSE closing price of UPS stock on the date of grant for RSUs and RPUs and the Black-Scholes option pricing model for stock options. The grant date fair value of the RSUs granted under the 2008 LTIP, 2009 LTIP and 2010 LTIP, which have performance conditions, are computed based on the probable outcome of the performance condition for the 2010 performance period and the related earnings measurement tranche. There can be no assurance that the grant date fair value of stock and option awards will ever be realized.
(5)	Represents the number of RPUs granted under the LTI on May 5, 2010.
(6)	Represents the number of RSUs granted under the MIP on December 3, 2010.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs and RPUs held by the Named Executive Officers on December 31, 2010.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
	Option Awards							Number of	Value of
		Number of					Market	Unearned	Unearned
	Number of	Securities				Number of	Value of	Shares,	Shares,
	Securities	Underlying				Shares or	Shares or	Units or	Units or
	Underlying	Unexercised				Units of	Units of	Other	Other
	Unexercised	Options	Option			Stock	Stock That	Rights That	Rights That
	Options	(#)	Exercise	Option	Option	That Have	Have Not	Have Not	Have Not
	(#)	Unexercisable	Price	Grant	Expiration	Not Vested	Vested	Vested	Vested
Name	Exercisable	(1)	($)	Date	Date	(#)(2)	($)(3)	(#)(4)	($)(3)

D. Scott Davis	23,864		60.22	04/25/2002	04/25/2012
	13,305		62.40	05/02/2003	05/02/2013
	12,260		70.70	05/03/2004	05/02/2014
	12,660		72.07	05/09/2005	05/08/2015
		11,844	80.88	05/01/2006	04/29/2016
		16,086	70.90	05/09/2007	05/08/2017
	10,435	15,654	71.58	05/07/2008	05/07/2018
	8,061	32,244	55.83	05/06/2009	05/06/2019
		29,499	67.18	05/05/2010	05/05/2020
						121,412	8,812,076	248,116	18,008,259

David P. Abney	8,296		60.22	04/25/2002	04/25/2012
	9,321		62.40	05/02/2003	05/02/2013
	9,034		70.70	05/03/2004	05/02/2014
	9,812		72.07	05/09/2005	05/08/2015
		9,052	80.88	05/01/2006	04/29/2016
		11,260	70.90	05/09/2007	05/08/2017
	3,447	5,172	71.58	05/07/2008	05/07/2018
	2,663	10,652	55.83	05/06/2009	05/06/2019
		9,745	67.18	05/05/2010	05/05/2020
						50,695	3,679,412	97,966	7,110,372
Kurt P. Kuehn	4,819		60.22	04/25/2002	04/25/2012
	2,420		62.40	05/02/2003	05/02/2013
	7,905		70.70	05/03/2004	05/02/2014
	8,862		72.07	05/09/2005	05/08/2015
		8,178	80.88	05/01/2006	04/29/2016
		9,652	70.90	05/09/2007	05/08/2017
	2,981	4,473	71.58	05/07/2008	05/07/2018
	2,303	9,213	55.83	05/06/2009	05/06/2019
		8,429	67.18	05/05/2010	05/05/2020
						36,214	2,628,382	45,481	3,301,011
David A. Barnes	4,781		60.22	04/25/2002	04/25/2012
	2,577		62.40	05/02/2003	05/02/2013
	2,404		70.70	05/03/2004	05/02/2014
	7,153		72.07	05/09/2005	05/08/2015
		8,178	80.88	05/01/2006	04/29/2016
		9,652	70.90	05/09/2007	05/08/2017
	2,981	4,473	71.58	05/07/2008	05/07/2018
		9,213	55.83	05/06/2009	05/06/2019
		8,429	67.18	05/05/2010	05/05/2020
						34,910	2,533,797	36,163	2,624,711

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
	Option Awards							Number of	Value of
		Number of					Market	Unearned	Unearned
	Number of	Securities				Number of	Value of	Shares,	Shares,
	Securities	Underlying				Shares or	Shares or	Units or	Units or
	Underlying	Unexercised				Units of	Units of	Other	Other
	Unexercised	Options	Option			Stock	Stock That	Rights That	Rights That
	Options	(#)	Exercise	Option	Option	That Have	Have Not	Have Not	Have Not
	(#)	Unexercisable	Price	Grant	Expiration	Not Vested	Vested	Vested	Vested
Name	Exercisable	(1)	($)	Date	Date	(#)(2)	($)(3)	(#)(4)	($)(3)

John J. McDevitt	9,034		70.70	05/03/2004	05/02/2014
	9,495		72.07	05/09/2005	05/08/2015
		8,883	80.88	05/01/2006	04/29/2016
		10,488	70.90	05/09/2007	05/08/2017
	3,130	4,697	71.58	05/07/2008	05/07/2018
		9,674	55.83	05/06/2009	05/06/2019
		8,850	67.18	05/05/2010	05/05/2020
						36,974	2,683,562	37,970	2,755,863

(1)	Stock options granted on May 1, 2006 and May 9, 2007 vest on May 2, 2011 and May 10, 2012. For these option grants, the options vest five years from the date of grant. For stock options granted on May 7, 2008, May 6, 2009 and May 5, 2010, the options generally vest over a five-year period with 20% of the option vesting at each anniversary date of the grant. All options expire ten years from the date of grant.

(2)	Unvested stock awards in this column include RSUs and RPUs. The RSUs granted as part of MIP generally vest over a five-year period with approximately 20% of the award vesting at each anniversary date of the grant. RSUs were granted as part of MIP in 2006, 2007, 2008, 2009 and 2010 and will vest on October 15th of each year during the five-year vesting period. The RSUs granted as part of LTIP will vest, if earned, on January 31 of the year following the end of the three-year performance cycle for each grant. For the RPUs granted under the LTI in 2006 and 2007, they generally vest five years after the date of grant, and will vest on May 2, 2011 and May 10, 2012, respectively. For RPUs granted in 2008, 2009 and 2010, vesting is generally over a five-year period with 20% of the award vesting at each anniversary date of the grant. Values were rounded to the closest unit.

(3)	Market value based on NYSE closing price on December 31, 2010 of $72.58.

(4)	Represents the potential RSUs to be earned under the 2008 LTIP award (for the 2010 performance period), the 2009 LTIP award (for the 2010 and 2011 performance periods), the 2010 LTIP award (for the 2010, 2011 and 2012 performance periods), and the related earnings measurement tranches. For the 2010 performance period, the percent of the LTIP earned was 120%. For the 2011 and 2012 performance periods, we have assumed target performance goals will be met.

Option Exercises and Stock Vested in 2010

The following table sets forth the number and corresponding value realized during 2010 with respect to options that were exercised and restricted stock units and restricted performance units that vested for each Named Executive Officer.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)(2)	($)(3)

D. Scott Davis	20,043	210,852	28,991	1,794,348
David P. Abney	3,977	64,189	17,307	1,062,220
Kurt P. Kuehn	4,490	56,978	15,093	927,150
David A. Barnes	6,376	105,419	14,289	875,678
John J. McDevitt	28,641	380,984	16,226	996,153

(1)	This number is calculated by subtracting the exercise price from the price of our class B common stock on the date of exercise and multiplying the number of shares underlying the options. The amounts in this column may not represent amounts that were actually realized.

(2)	The value in this column represents the 2005 LTI award granted in the form of RPUs that vested on May 9, 2010; approximately 20% of the 2008 LTI award granted in the form of RPUs that vested on May 7, 2010; approximately 20% of the 2009 LTI award granted in the form of RPUs that vested on May 6, 2010; the 2007 LTIP award granted in the form of RSUs that vested on January 31, 2010; and approximately 20% of the 2005, 2006, 2007, 2008 and 2009 MIP award granted in the form of RSUs that vested on October 15, 2010. Vested RSU and RPU awards are distributed to participants in an equivalent number of shares of class A common stock.

(3)	The value shown is based on the NYSE closing prices on January 31, 2010, the date the RSUs granted under the 2007 LTIP award vested, of $57.77 per share; May 6, 2010, the date that the RPUs granted under the 2009 LTI vested, of $65.00 per share; May 7, 2010, the date the RPUs granted under the 2008 LTI vested, of $63.93 per share; May 9, 2010, the date the RPUs granted under the 2005 LTI vested, of $63.93 per share; and October 15, 2010, the date the RSUs granted under MIP vested, of $69.31 per share. If the vesting date is not a NYSE trading day, the prior trading day’s closing price is used.

2010 Pension Benefits

The following table quantifies the pension benefits expected to be paid to each of the Named Executive Officers from the UPS Retirement Plan, the Restoration Plan Rollover Option (“RPRO”) and the UPS Excess Coordinating Benefit Plan. The terms of each are described below.

			Present
		Number of	Value of	Payments
		Years	Accumulated	During Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service(#)(1)	($)(2)	($)

D. Scott Davis	UPS Retirement Plan	26.0	979,972	—
	Restoration Plan Rollover Option	24.0	1,370,241	—
	UPS Excess Coordinating Benefit Plan	26.0	2,738,801	—

	Total		5,089,014
David P. Abney	UPS Retirement Plan	36.8	1,073,424	—
	UPS Excess Coordinating Benefit Plan	36.8	1,933,336	—

	Total		3,006,760
Kurt P. Kuehn	UPS Retirement Plan	33.9	1,091,728	—
	UPS Excess Coordinating Benefit Plan	33.9	1,567,148	—

	Total		2,658,876
David A. Barnes	UPS Retirement Plan	31.8	978,746	—
	UPS Excess Coordinating Benefit Plan	31.8	1,403,280	—

	Total		2,382,026
John J. McDevitt	UPS Retirement Plan	34.2	869,256	—
	UPS Excess Coordinating Benefit Plan	34.2	1,398,893	—

	Total		2,268,149

(1)	This column represents years of service as of December 31, 2010 for all plans except for the RPRO. Service used for the RPRO was frozen for Mr. Davis at age 57.

(2)	This column represents the total discounted value of the monthly lifetime benefit earned at December 31, 2010 assuming the executive continues in service and retires at age 60. The present value is not the monthly or annual lifetime benefit that would be paid to the executive. The present values are based on discount rates of 5.97%, 5.72% and 5.88% for the UPS Retirement Plan, Restoration Plan Rollover Option and UPS Excess Coordinating Benefit Plan, respectively, at December 31, 2010. The present values assume no pre-retirement mortality and utilize the RP 2000 mortality tables projected to 2013 using scale AA with no collar adjustments.

The UPS Retirement Plan is noncontributory and includes substantially all eligible employees of participating domestic subsidiaries who are not members of a collective bargaining unit, as well as certain employees covered by a collective bargaining agreement. UPS also sponsors a non-qualified defined benefit plan, the UPS Excess Coordinating Benefit Plan, for non-union employees whose pay and benefits in the qualified plan are limited by the Internal Revenue Service.

The Compensation Committee believes that the retirement, deferred compensation and/or savings plans offered at UPS are important for the long-term economic well-being of our employees, and are important elements of attracting and retaining the key talent necessary to compete. The UPS Retirement Plan and UPS Excess Coordinating Benefit Plan provide monthly lifetime benefits to participants and their eligible beneficiaries based on final average compensation at retirement, service with UPS and age at retirement. Participants may choose to receive a reduced benefit payable in an optional form of annuity that is equivalent to the single lifetime benefit.

The plans provide monthly benefits based on the greatest result from up to four benefit formulas. Participants receive the largest benefit from among the applicable benefit formulas. For all executives except Mr. Abney, the formula that results in the largest benefit is called the “grandfathered integrated formula.” This formula provides retirement income equal to 58.33% of final average compensation offset by a portion of the Social Security benefit. A participant with less than 35 years of benefit service receives a proportionately lesser amount. For Mr. Abney, the formula that results in the largest benefit is called the “integrated account formula.” This formula provides retirement income equal to 1.2% of final average compensation plus 0.4% of final average compensation in excess of the Social Security Wage Base times years of benefit service.

Participants earn benefit service for the time they work as an eligible UPS employee. For purposes of the formulas, compensation includes salary and the cash and RSU portions of the MIP award. The average final compensation for each participant in the plans is the average covered compensation of the participant during the five highest consecutive years out of the last ten full calendar years of service.

Benefits payable under the UPS Retirement Plan are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined benefit plan as prescribed and adjusted from time to time by the Internal Revenue Service. Eligible amounts exceeding these limits will be paid from the UPS Excess Coordinating Benefit Plan. Under this plan, participants receive the benefit in the form of a life annuity. From 1999 through 2002, certain executives were eligible for the RPRO, which allowed them to receive their benefit in excess of the Retirement Plan in a combination of life annuity and cash lump sum. Under this option, the cash lump sum is based on a projected benefit under the Excess Coordinating Benefit Plan using projected pay and service through the date the executive would have reached age 57.

The plans permit participants with 25 or more years of benefit service to retire as early as age 55 with only a limited reduction in the amount of their monthly benefits. Each of the Named Executive Officers would be eligible to retire at age 60 and receive unreduced benefits from the plans. In addition, the plans allow participants with ten years or more of service to retire at age 55 with a larger reduction in the amount of their benefit. As of December 31, 2010, Messrs. Davis, Abney, Kuehn and Barnes were eligible for early retirement with reduced benefits. If they had retired on December 31, 2010, their benefits would be reduced by 3.00%, 14.25%, 11.25% and 13.75%, respectively.

2010 Non-Qualified Deferred Compensation

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the UPS Deferred Compensation Plan for 2010.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings/(Loss)	Withdrawals/	Balance at
	Last FY	Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)(1)

D. Scott Davis	—	—	118,501	—	803,955
David P. Abney	64,057	—	285,443	—	1,492,703
Kurt P. Kuehn	—	—	223,805	—	988,540
David A. Barnes	—	—	149,424	—	643,586
John J. McDevitt	—	—	393,334	—	1,753,707

(1)	Certain amounts in this column represent salary or bonus contributed by the Named Executive Officer to the plan and was or, if the individual had been a Named Executive Officer, would have been required to be reported in the summary compensation tables in prior years as follows:

Name	($)

D. Scott Davis	536,848
David P. Abney	1,122,199
Kurt P. Kuehn	711,254
David A. Barnes	492,880
John J. McDevitt	1,274,729

There are three deferred compensation vehicles in the UPS Deferred Compensation Plan, and not all of the Named Executive Officers participate in each feature of the UPS Deferred Compensation Plan.

2004 and Before Salary Deferral Feature

•	Prior to December 31, 2004, contributions could be deferred from executive officers’ monthly salary and the half-month bonus.

•	Prior to December 31, 2004, non-employee directors could defer retainer and meeting fees quarterly. Assets from the discontinued UPS Retirement Plan for Outside Directors were transferred to the 2004 and Before Salary Deferral Feature in 2003.

•	No contributions were permitted after December 31, 2004.

2005 and Beyond Salary Deferral Feature

•	Executive officers may defer 1 to 35% of their monthly salary, 1 to 100% of the half-month bonus and 1 to 100% of the cash portion of the MIP award. They may also defer excess pre-tax contributions if the UPS Savings Plan fails the annual average deferral percentage (ADP) test.

•	Non-employee directors may defer retainer fees quarterly.

•	Elections are made annually for the following calendar year.

Stock Option Deferral Feature

•	Assets are invested solely in shares of UPS stock.

•	Non-qualified or Incentive Stock Options which vested prior to December 31, 2004 were deferrable during the annual enrollment period for the following calendar year. Participants deferred receipt of UPS stock that would otherwise be taxable upon the exercise of the stock option.

•	The shares received upon exercise of these options are deferred into a rabbi trust. The shares held in this trust are classified as treasury stock, and the liability to participating employees is classified as “deferred compensation obligations” in the shareowners’ equity section of the balance sheet.

•	No deferrals of stock options which vest after December 31, 2004 are permitted. However, stock options that vested prior to December 31, 2004 and were deferred but not yet exercised will be deferred into the Stock Option Deferral Feature at the time of exercise, provided no separation from service has occurred.

•	As a result of the requirements applicable to non-qualified deferred compensation arrangements under Section 409A of the Internal Revenue Code and related guidance, deferral of stock options is no longer offered under the UPS Deferred Compensation Plan for options that vested after December 31, 2004.

Withdrawals and Distributions under the UPS Deferred Compensation Plan

•	For the 2004 and Before Salary Deferral Feature, participants may elect to receive the funds in a lump sum or up to a 10 year installment (of 120 monthly payments), subject to restrictions if the balance is less than $20,000. For the Stock Option Deferral Feature, participants may elect to receive shares in a lump sum or up to 10 annual installments, subject to restrictions if the balance is less than $20,000.

•	For the 2005 and Beyond Salary Deferral Feature, participants may elect to receive funds in a lump sum or up to a 10 year installment (120 monthly payments), subject to restrictions if the balance, plus the total balance in any other account which must be aggregated with the 2005 and Beyond Salary Deferral Account under Section 409A of the Internal Revenue Code, is less than the Internal Revenue Code Section 402(g) annual limit in effect for qualified 401(k) plans on the date of the participant becomes eligible for a distribution.

•	The distribution election is irrevocable under the 2005 and Beyond Salary Deferral Feature, but may be changed under the 2004 and Before Salary Deferral Feature and the Stock Option Deferral Feature.

•	Hardship distributions are permitted under all three features of the UPS Deferred Compensation Plan.

•	No withdrawals are permitted under the 2005 and Beyond Salary Deferral Feature, but withdrawals are permitted for 100% of the account under the 2004 and Before Salary Deferral Feature and Stock Option Deferral Feature with forfeitures of 10% of the total account balances.

We do not make any company contributions to any of the three features of the UPS Deferred Compensation Plan. The aggregate balances shown in the table above represent amounts that the Named Executive Officers have earned but elected to defer, plus earnings (or less losses). There are no above-market or preferential earnings in the UPS Deferred Compensation Plan. The investment options mirror those in the UPS Savings Plan, our 401(k) plan. Dividends earned on shares of our stock in the UPS Deferred Compensation Plan are earned at the same rate as all other class A and class B shares of common stock. Dividends are added to the participant’s deferred compensation balance. Deferral elections made under the UPS Deferred Compensation Plan are irrevocable.

Potential Payments on Termination or Change In Control

We have not entered into any employment agreements with our Named Executive Officers that provide for severance or change in control benefits, nor do we have separate severance or change in control agreements or arrangements with our Named Executive Officers. As described earlier, our Compensation Committee believes that the UPS promotion from within policy has created a culture where long tenure for executives is the norm. As a result, the Named Executive Officers serve without employment contracts, as do most of our other U.S.-based non-union employees.

The equity awards that we have granted to our Named Executive Officers after May 7, 2009 are made pursuant to the 2009 Plan. Awards under the 2009 Plan generally can be granted to any of our employees, employees of our subsidiaries and affiliates, directors and certain consultants. The 2009 Plan and the related award certificates contain provisions that affect outstanding awards to all plan participants, including the Named Executive Officers, under certain circumstances, including a change in control (as defined below) of the Company and a participant’s retirement, death or disability. Pursuant to the terms of the 2009 Plan and the related award certificates, upon a participant’s retirement, death or disability:

•	All outstanding options become immediately exercisable;

•	Any restriction periods and restrictions imposed on shares of restricted stock, RSUs or RPUs which are not performance-based lapse; and

•	Target payout opportunities attainable under all outstanding awards of performance-based restricted stock, RSUs and RPUs are deemed to have been fully earned for the applicable performance periods, and payment of the awards (in cash or stock, as applicable) is paid to the participant based upon an assumed achievement of all relevant targeted performance goals and the length of time within the applicable performance period which has elapsed.

In the event of a change in control, if the successor company continues, assumes or substitutes other grants for outstanding awards and within two years following the change in control, the participant is terminated by the successor without cause or resigns for good reason, then:

•	Options will become immediately exercisable as of the termination or resignation;

•	Restrictions imposed on restricted stock or RSUs that are not performance-based will lapse; and

•	Performance-based awards will vest with respect to each performance measurement tranche completed during the performance period prior to the termination or resignation (or, if the performance period is not divided into separate performance measurement tranches, proportionately based on the portion of the performance period completed prior to such resignation or termination).

In the event of a change in control, if the successor company does not continue, assume or substitute other grants for outstanding awards, or in the case of a dissolution or liquidation of UPS, then options will be fully vested and exercisable and the Compensation Committee will either give a participant a reasonable opportunity to exercise the option before the transaction resulting in the change in control or pay the participant the difference between the exercise price for the option and the consideration provided to other similarly situated shareowners. Other outstanding awards will vest and be paid generally as described in the bullet points above (except, where applicable, timing of payment generally will be tied to such change in control, rather than termination or resignation).

In addition, the 1999 Plan provides for tax gross-up payments to plan participants upon a change in control if the plan participants would be subject to certain excise taxes imposed as a result of the amounts paid to the participant pursuant to the treatment of the awards as a result of the event. The tax gross-ups are payable as an additional lump sum cash payment. The 2009 Plan does not provide for the payment of tax gross-ups.

The following table shows the potential payments to the Named Executive Officers upon a termination of employment under various circumstances. In preparing the table, we assumed the termination occurred on December 31, 2010. The closing price per share of our common stock on December 31, 2010 was $72.58. With respect to the tax gross-ups, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

		Accelerated
		Vesting of
		Equity		Estimated Tax
	Severance	Awards	Benefits	Gross-Up	Total
Name	Amount	($)(1)	($)(2)	($)(3)	($)

D. Scott Davis
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	17,839,869	359,285	4,547,311	22,746,465
Early Retirement	—	17,839,869	359,285	—	18,199,154
Normal Retirement	—	17,839,869	—	—	17,839,869
Death	—	17,839,869	—	—	17,839,869
Disability	—	17,839,869	—	—	17,839,869
David P. Abney
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	7,247,749	454,344	1,715,729	9,417,822
Early Retirement	—	7,247,749	454,344	—	7,702,093
Normal Retirement	—	7,247,749		—	7,247,749
Death	—	7,247,749	—	—	7,247,749
Disability	—	7,247,749	—	—	7,247,749
Kurt P. Kuehn
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	4,399,940	297,645	782,430	5,480,015
Early Retirement	—	4,399,940	297,645	—	4,697,585
Normal Retirement	—	4,399,940		—	4,399,940
Death	—	4,399,940	—	—	4,399,940
Disability	—	4,399,940	—	—	4,399,940
David A. Barnes
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	3,979,217	604,004	788,170	5,371,391
Early Retirement	—	3,979,217	604,004	—	4,583,221
Normal Retirement	—	3,979,217		—	3,979,217
Death	—	3,979,217	—	—	3,979,217
Disability	—	3,979,217	—	—	3,979,217
John J. McDevitt
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	4,201,824	—	467,134	4,668,958
Early Retirement	—	4,201,824	—	—	4,201,824
Normal Retirement	—	4,201,824	—	—	4,201,824
Death	—	4,201,824	—	—	4,201,824
Disability	—	4,201,824	—	—	4,201,824

(1)	Represents the value of accelerated vesting of stock options, RSUs, RPUs and RSUs in accordance with the terms of the 1999 Plan, the 2009 Plan and the applicable award certificates.

(2)	Represents the actuarial present value of the incremental non-qualified annual amounts payable upon early retirement under the UPS Excess Coordinating Benefit Plan. For information about the UPS Excess Coordinating Benefit Plan, see the 2010 Pension Benefits table and related narrative. The same assumptions were used to calculate the present value of the amounts in this table that were used for the 2010 Pension Benefits table.

(3)	In accordance with the terms of the 1999 Plan, we are required to provide tax gross-ups in connection with the accelerated vesting of the equity awards granted under the plan in the event of a change in control. Tax gross-ups are not provided for awards made under the 2009 Plan.

Other Amounts

The tables above do not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees not subject to a collective bargaining agreement upon termination of employment. These include:

•	Life insurance upon death in the amount of 12 times the employee’s monthly base salary, with a December 31, 2010 maximum benefit payable of $1 million;

•	A death benefit in the amount of three times the employee’s monthly salary;

•	Disability benefits; and

•	Accrued vacation amounts.

The tables above also do not include amounts to which the executives would be entitled to receive that are already described in the compensation tables that appear earlier in this proxy statement, including:

•	The value of equity awards that are already vested;

•	Amounts payable under defined benefit pension plans; and

•	Amounts previously deferred into the deferred compensation plan.

Definition of a Change in Control

A change in control is deemed to have occurred as a result of any one of the following events:

•	The consummation of a reorganization, merger, share exchange or consolidation, in each case, where persons who were the shareowners immediately prior to such event do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged, surviving or consolidated company’s then outstanding securities entitled to vote generally in the election of directors; or

•	The board members as of May 7, 2009 or board members whose elections or nominations are approved by a majority of such board members cease for any reason to constitute at least an 80% majority of the board of directors.

COMPENSATION OF DIRECTORS

We provide both cash and equity awards to our non-employee directors. Our employee directors do not receive any compensation for service as a director. Directors are reimbursed for their expenses related to board membership.

In 2010, our non-employee directors received an annual cash retainer of $90,000. The chairs of the Compensation and Nominating and Corporate Governance Committees received an additional annual cash retainer of $15,000, and the chair of the Audit Committee received an additional annual cash retainer of $20,000. Cash retainers are paid on a quarterly basis. Under the UPS Deferred Compensation Plan, non-employee directors may defer retainer fees quarterly, but we do not make any company contributions under this plan. There are no preferential or above-market earnings in the UPS Deferred Compensation Plan.

In addition, in 2010 non-employee directors received an annual restricted stock unit grant that will be settled in shares of class A common stock in the amount of $130,000 (rounded down to the nearest whole share). RSUs are required to be held until the director separates from the UPS board of directors. The annual equity grant is prorated based on the portion of the year that a director serves on the board. There is no additional equity award for new non-employee directors who join the board.

2010 Director Compensation

The following table sets forth the compensation paid to our non-employee directors in 2010.

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)

F. Duane Ackerman	105,000	129,993	—	234,993
Michael J. Burns	90,000	129,993	—	219,993
Stuart E. Eizenstat	90,000	129,993	—	219,993
Michael L. Eskew	90,000	129,993	13,110	233,103
William R. Johnson	90,000	129,993	—	219,993
Ann M. Livermore	90,000	129,993	—	219,993
Rudy H.P. Markham	90,000	129,993	—	219,993
Clark T. Randt, Jr.(4)	45,000	97,489	—	142,489
John W. Thompson	105,000	129,993	—	234,993
Carol B. Tomé	110,000	129,993	—	239,993

(1)	The following directors deferred 2010 cash compensation into the UPS Deferred Compensation Plan (further described above under the Non-Qualified Deferred Compensation Table): D. Ackerman — $105,000; and C. Tomé — $110,000.

(2)	The values for stock awards in this column represent the grant date fair value of the restricted stock units granted in 2010, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 10 “Stock-Based Compensation” in our 2010 Annual Report on Form 10-K.

Restricted stock units are fully vested on the date of grant, and will be paid in shares of class A common stock following the director’s separation from service from UPS. Dividends earned on each award are reinvested in additional units at each dividend payable date.

(3)	This column represents financial planning services paid in 2010.

(4)	Mr. Randt was appointed to the board on August 5, 2010.

The aggregate number of stock awards and option awards made under our director compensation programs and outstanding as of December 31, 2010 for each of our non-employee directors are set forth below.

	Stock Awards			Stock Options
				Number of
		Restricted	Phantom	Shares
		Stock	Stock	Underlying
	Restricted	Units	Units	Options
Name	Stock (#)	(#)	(#)	(#)

F. Duane Ackerman	2,039	4,436	—	—
Michael J. Burns	1,674	4,436	—	—
Stuart E. Eizenstat	1,674	4,436	—	—
Michael L. Eskew	—	4,436	—	—
William R. Johnson	—	5,244	—	—
Ann M. Livermore	1,674	4,436	1,983	4,198
Rudy H.P. Markham	2,057	4,436	—	—
Clark T. Randt, Jr.	—	1,466	—	—
John W. Thompson	1,674	4,436	1,983	4,198
Carol B. Tomé	1,674	4,436	937	2,864

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the board of directors that the CD&A be included in the 2011 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

The Compensation Committee

John W. Thompson, Chair
F. Duane Ackerman
Stuart E. Eizenstat

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Duane Ackerman, Stuart Eizenstat and John Thompson were members of the Compensation Committee of our board of directors during 2010. None of these directors are employees or former employees of UPS. None of the members of the Compensation Committee has any direct or indirect material interest in or relationship with us outside of his position as a non-employee director. None of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serves on our board of directors or Compensation Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROPOSAL NO. 2)

Pay that reflects performance and alignment of pay with the long-term interests of our shareowners are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shareowners have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a say on pay, and provides you, as a shareowner, with the ability to cast a vote with respect to our 2010 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the shareowners approve the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our named executive officers reflects the following principles of our compensation program:

•	Encourages executive decision-making that is aligned with the long-term interests of our shareowners.

•	Ties a significant portion of pay to company performance over a multi-year period.

•	Promotes UPS’s long-standing culture of owner-management.

•	Uses a balance of short- and long-term performance metrics to encourage the efficient management of our business and minimize excessive risk-taking.

Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with shareowners to better understand the concerns that influenced the vote. The Compensation Committee would consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our named executive officers.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the board, will not create or imply any change to or any additional fiduciary duties of the board and will not restrict or limit the ability of shareowners generally to make proposals for inclusion in proxy materials related to executive compensation.

The board of directors recommends that shareowners vote FOR
the approval, on an advisory basis, of executive compensation.

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
(PROPOSAL NO. 3)

The Dodd-Frank Act also provides shareowners with the opportunity to indicate, on an advisory basis, their preference as to the frequency of future say on pay votes, often referred to as a say when on pay. For this proposal, shareowners can indicate whether they would prefer that we hold future advisory votes on executive compensation every one, two or three years.

The board recommends that future advisory votes on executive compensation should be held every three years, or on a triennial basis, so that the next advisory vote would be held at our annual meeting of shareowners in 2014. We believe that our pay is aligned with performance. We have made changes to the compensation program beginning in 2011 to further strengthen the link between pay and performance. Both our annual incentive program, MIP, and our long-term equity incentive program, LTIP, are performance based.

The Compensation Committee has designed our executive compensation program to reward performance over a multi-year period. The most significant component of our executive compensation program is long-term equity incentive compensation. The LTIP program rewards performance over a three-year performance period, and the RSUs, RPUs and stock options that we grant under the MIP and previously granted under the LTI vest over five years. We believe that having an advisory vote on executive compensation every three years better correlates with these longer-term compensation programs and objectives and our business planning cycles.

Providing an advisory vote every three years gives shareowners and proxy advisory firms adequate time to evaluate the effectiveness of both short-term and long-term compensation strategies and related business outcomes. It also provides the Compensation Committee time to thoughtfully respond to shareowner input and implement any necessary changes.

Finally, offering the advisory vote every three years will improve the ability of institutional funds that hold shares in a large number of public companies to exercise their voting rights in a more deliberate, thoughtful and informed way. We believe that institutions will be able to provide us with more meaningful input on our compensation program if they are not simultaneously required to evaluate the compensation program of every public company, every year.

Although the vote is non-binding, the board and the Compensation Committee will review the voting results in making a decision as to the policy to be adopted by the board on the frequency of future advisory votes on executive compensation.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the board, will not create or imply any change to or any additional fiduciary duties of the board and will not restrict or limit the ability of shareowners generally to make proposals for inclusion in proxy materials related to executive compensation.

The board of directors recommends that shareowners vote for
an advisory vote on executive compensation every THREE years.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for overseeing our written Code of Business Conduct, which includes policies relating to conflicts of interest. The Code requires that all of our employees and directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of UPS as a whole.

At least annually, each director and executive officer completes a detailed questionnaire that inquires about any business relationship that may give rise to a conflict of interest and all transactions in which UPS is involved and in which the executive officer, a director or a related person has a direct or indirect material interest. We also conduct a review, at least annually, of our financial systems to determine whether a director, or a company employing a director, engaged in transactions with us during the fiscal year.

The Nominating and Corporate Governance Committee, which includes only independent directors, conducts an annual review of the information from the questionnaire and financial systems review, evaluates related party transactions (if any) involving the directors and their related persons and makes recommendations to the board of directors regarding the independence of each board member.

If a transaction arises during the year that may require disclosure as a related person transaction, information about the transaction would be provided to the Audit Committee and the Nominating and Corporate Governance Committee, as applicable, for review, approval or ratification of the transaction.

We have not entered into any related person transactions that meet the requirements for disclosure in this proxy statement.

We have purchase, finance and other transactions and relationships in the normal course of business with companies with which our directors are associated, but which are not material. The Nominating and Corporate Governance Committee has reviewed these transactions and relationships and believes they were entered into on terms that are both reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our board of directors is responsible for, among other things, reviewing with Deloitte & Touche LLP, our independent registered public accountants, the scope and results of their audit engagement. In connection with the 2010 audit, the Audit Committee has:

•	Reviewed and discussed with management UPS’s audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended December 31, 2010;

•	Discussed with Deloitte & Touche the matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	Received from and discussed with Deloitte & Touche the communications from Deloitte & Touche required by the Public Company Accounting Oversight Board regarding their independence.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the board of directors that the audited financial statements and management’s report on internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee has adopted a charter and a process for pre-approving services to be provided by Deloitte & Touche.

The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303.01 (B)(2)(a) and (3) of the New York Stock Exchange listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

The Audit Committee

Carol B. Tomé, Chair
Michael J. Burns
William R. Johnson
Rudy H.P. Markham

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
(Proposal No. 4)

Our Audit Committee has appointed Deloitte & Touche LLP, independent registered public accountants, to audit our consolidated financial statements for the year ending December 31, 2011 and to prepare a report on this audit, subject to ratification by our shareowners. This proposal asks you to ratify the selection of Deloitte & Touche, LLP as your independent registered public accounting firm. Although we are not required to obtain such ratification from our shareowners, the board of directors believes it is good practice to do so. If the appointment of Deloitte & Touche is not ratified by you, the Audit Committee may reconsider the appointment. A representative of Deloitte & Touche will be present at the annual meeting of shareowners, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareowners.

The board of directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants.

Principal Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2010 and 2009 by our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were:

	Fiscal Year Ended
	2010	2009

Audit Fees(1)	$12,396,000	$12,686,000
Audit-Related Fees(2)	1,042,000	530,000

Total Audit and Audit-Related Fees	13,438,000	13,216,000
Tax Fees(3)	1,572,000	1,554,000
All Other Fees	—	—

Total Fees	$15,010,000	$14,770,000

(1)	Includes fees for the audit of our annual financial statements, Sarbanes-Oxley Section 404 attestation procedures, statutory audits of foreign subsidiary financial statements and services associated with securities filings.

(2)	Includes fees for employee benefit plan audits and accounting consultations.

(3)	Includes fees for tax compliance work and tax planning and advice services.

The Audit Committee has considered whether the provision of audit-related and other non-audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence.

Our Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided to us by Deloitte & Touche. The policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee. The Audit Committee has delegated to its chair authority to pre-approve permitted services between the Audit Committee’s regularly scheduled meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting for review by the Audit Committee. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of our independent registered public accountants.

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2010 concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

Number of Securities Remaining
	Number of Securities to		Available for Future Issuance
	be Issued Upon Exercise	Weighted-Average Exercise	Under Equity Compensation
	of Outstanding Options,	Price of Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	37,306,546	$28.14	47,979,132	(2)
Equity compensation plans not approved by security holders	—	N/A	—

Total	37,306,546	$28.14	47,979,132

(1)	Includes the 1999 Plan, the 2009 Plan and the Discounted Employee Stock Purchase Plan, each of which has been approved by our shareowners. No new awards may be issued under the 1999 Plan. For the 2009 Plan there is a “fungible share pool” approach that is used to account for authorized shares. With respect to stock options and stock appreciation rights, or SARs, the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards other than stock options and SARs, the number of shares available for awards is reduced by 2.76 shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2009 Plan.

(2)	In addition to grants of options, warrants or rights, includes up to 44,922,504 shares of common stock or other stock-based awards that may be issued under the 2009 Plan, and up to 3,056,628 shares of common stock that may be issued under the Discounted Employee Stock Purchase Plan. Does not include shares under the 1999 Plan because no new awards may be made under that plan.

The material features of these plans are described in the Compensation Discussion and Analysis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of either our class A or class B common stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC. To our knowledge, each of our directors and executive officers complied during 2010 with all applicable Section 16(a) filing requirements.

SOLICITATION OF PROXIES

We will pay our costs of soliciting proxies. Directors, officers and other employees, acting without special compensation, may solicit proxies by mail, in person or by telephone. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials and Notice to, and obtaining instructions relating to the proxy materials and Notice from, beneficial owners. In addition, we have retained BNY Mellon Shareowner Services to assist in the solicitation of proxies for the 2011 annual meeting at a fee of approximately $10,000, plus associated costs and expenses.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding” under which multiple shareowners who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials or Notice. If you wish to opt out of householding and continue to receive multiple copies of the proxy materials or Notice at the same address, you may do so by notifying us in writing or by telephone at: UPS Investor Relations, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6059. You also may request additional copies of the proxy materials or Notice by notifying us in writing or by telephone at the same address or telephone number.

OTHER BUSINESS

Our board of directors is not aware of any business to be conducted at the annual meeting of shareowners other than the proposals described in this proxy statement. Should any other matter requiring a vote of the shareowners arise, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

Shareowners who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2012 annual meeting of shareowners must submit their proposals so that they are received by our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328 no later than the close of business on November 15, 2011. Any proposal also will need to comply with SEC regulations regarding the inclusion of shareowner proposals in company-sponsored material.

Shareowners who wish to propose business or nominate persons for election to the board of directors at the 2012 annual meeting of shareowners must provide a notice of shareowner business or nomination in accordance with Section 10.1 of our Bylaws. In order to be properly brought before the 2012 annual meeting of shareowners, Section 10.1 of our Bylaws requires that a notice of a matter the shareowner wishes to present (other than a matter brought pursuant to Rule 14a-8), or the person or persons the shareowner wishes to nominate as a director, must be received by our Corporate Secretary not less than 120 days prior to the first anniversary of the date on which we first mailed the proxy statement for the preceding year’s annual shareowner meeting. Therefore, any notice intended to be given by a shareowner with respect to the 2012 annual meeting of shareowners pursuant to our Bylaws must be received our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328 no later than November 15, 2011. However, if the date of our 2012 annual meeting occurs more than 30 days before or 30 days after May 5, 2012, the anniversary of the 2011 annual meeting, a shareowner notice will be timely if it is received by our Corporate Secretary by the later of (a) the close of business on the 120th day prior to the date of the 2012 annual meeting and (b) the close of business on the 10th day following the day on which we first make a public announcement of the date of the 2012 annual meeting. To be in proper form, a shareowner’s notice must include the specified information concerning the proposal or nominee as described in Section 10.1 of our Bylaws. Our Bylaws are available on the governance page of our investor relations website at www.investors.ups.com

A copy of our 2010 annual report on Form 10-K, including financial statements, as filed with the SEC, may be obtained without charge upon written request to: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. It is also available on our investor relations website at www.investors.ups.com.

UNITED PARCEL SERVICE, INC. INVESTOR RELATIONS B1F7 55 GLENLAKE PARKWAY, N.E. ATLANTA, GA 30328 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time on may 4, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your rscords and to create an electronic voting instruction form, ELECTRONIC DELIVERY OF FUTURE SHAREOWNERS COMMUNICATIONS If you would like to reduce the costs incurred by United Parcel Service, inc. in mailing proxy materials, you can consent to receiving. all future proxy statements, proxy cards and annual reports electronically Via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communication electronically in future years. VOTE BY PHONE -1-800-690-6903 Use any touch tone telephones to transmit your voting instructions up until 11:59 P.M. Eastern Time On May 4, 2011. Have your proxy Card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to United Parcel Service, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, 11717. If you vote by Internet or phone, you do not need to return this card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: __ M30249-P06443 __ KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED, DETACH AND RETURN THIS PORTION ONLY UNITED PARCEL SERVICE, INC. The board of directors recommends you vote for all 11 director nominees. I 1. To elect 11 directors nominated by the board of directors to serve until the 2012 annual meeting of shareowners. For Against Abstain Nominees: 1a) F. Duane Ackerman The board of directors recommends you vote for the For Against Abstain approval, on an advisory basis, of executive compensation. 1b) Michael J, Burns 2. To approve, by advisory vote, executive compensation. 1c) D. Scott Davis The board of directors recommends an advisory 3 Years 2 Years 1 Year Abstain vote on executive compensation every 3 Years. 1d) Stuart E. Eizenstat 3. To recommend, by advisory vote, the frequency of future executive compensation votes. 1e) Michael L Eskew The board of directors recommends you vote for the ratification of the appointment of our independent 1f) William R. Johnson registered public accountants. For Against Abstain 4. To ratify the appointment of Deloitte & Touche LLP as 1g) Ann M. Livermore UPS’s independent registered public accountants for the year ending December 31, 2011. 1h) Rudy H.P. Markham 5. In their discretion upon such other matters as may properly come before the meeting or any adjournments or 1i) Clark I Randt, Jr. postponements thereof. Yes No lj) John W. Thompson Please indicate if you plan to attend this meeting. 1k) CarolB. Tome Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Annual Meeting of Shareowners Thursday, May 5, 2011,8:00 a.m. (Eastern time) Hotel du Pont11th and Market Streets Wilmington, Delaware 19801Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting; The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.M30250-P06443UNITED PARCEL SERVICE, INC. This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareowners to be held on May 5, 2011I hereby appoint D. SCOTT DAVIS and TERI P. McCLLJRE, or either of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock outstanding in my name as of March 7, 2011 at the annual meeting of shareowners of United Parcel Service, Inc. to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 5,2011, and at any or all adjournments or postponements thereof, and I hereby instruct and authorize the attorneys to vote as stated on the reverse side. (If you sign and return this proxy but no direction is made, this proxy will be voted FOR all nominees for director in Proposal 1, FOR Proposal 2, for 3 YEARS in Proposal 3 and FOR Proposal 4.)If I participate in the UPS Stock Fund, I direct the Trustee to vote the stock in the manner stated on the reverse side. (If you sign and return this proxy but no direction is made, the Trustee will vote the shares FOR all nominees for director in Proposal 1, FOR Proposal 2, for 3 YEARS in Proposal 3 and FOR Proposal 4. If this card is not returned or is returned unsigned, the Trustee will vote the shares in the same proportion as the shares for which voting instructions are received from other participants.)(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)